UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Phibro Animal Health Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Phibro Animal Health Corporation

Glenpointe Centre East, 3rd Floor

300 Frank W. Burr Blvd., Suite 21

Teaneck, NJ 07666

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 A.M. Eastern Time on Tuesday, November 3, 2026

Dear Stockholder:

The 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Phibro Animal Health Corporation, a Delaware corporation (the “Company”), will be held at 9:00 A.M. Eastern Time on Tuesday, November 3, 2026, at the Company’s offices located at Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666.

The purposes of the Annual Meeting, as more fully described in the accompanying proxy statement, are:

1.	to elect three Class I Directors to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
2.	to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2027; and
3.	such other business as may properly come before the Annual Meeting.

Our Board of Directors has fixed the close of business on September 11, 2026 (the “Record Date”) as the record date for the Annual Meeting. Only stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement. You may vote in person at the Annual Meeting or by mailing a proxy card, if you have requested one.

This proxy statement and our annual report can be accessed directly at the following internet address: http://www.eqproxyportal.com/18918/annual. The Company will begin mailing its Notice of Internet Availability of Proxy Materials, proxy statement and the 2026 Annual Report on Form 10-K and proxy card/voting instruction form to stockholders on or about September 21, 2026.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. We appreciate your continued support of Phibro Animal Health Corporation.

By order of the Board of Directors,

Judith A. Weinstein
Senior Vice President, General Counsel and
Corporate Secretary
September 18, 2026

i

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PHIBRO ANIMAL HEALTH CORPORATION

PROXY STATEMENT

FOR 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 A.M. Eastern Time on Tuesday, November 3, 2026

This proxy statement and the enclosed form of proxy card are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or “Board”) for use at the 2026 Annual Meeting of Stockholders of Phibro Animal Health Corporation, a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Tuesday, November 3, 2026, at 9:00 A.M. Eastern Time, at the Company’s offices located at Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666. The Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this proxy statement and our annual report, is first being mailed on or about September 21, 2026 to all stockholders of record as of September 11, 2026 (the “Record Date”). Only stockholders of record as of the Record Date will be entitled to vote at the Annual Meeting.

The information provided in the “question-and-answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this proxy statement in its entirety. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only. As used in this proxy statement, the terms “Phibro,” “Company,” “we,” “us” and “our” mean Phibro Animal Health Corporation and its subsidiaries unless the context indicates or requires otherwise.

Why am I receiving these proxy materials?

Our Board of Directors is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held on Tuesday, November 3, 2026, at 9:00 A.M. Eastern Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being made available to you on or about September 21, 2026. This proxy statement includes information that we are required to provide to you under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated by the Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

●	this proxy statement for the Annual Meeting;
●	our 2026 Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for the fiscal year ended June 30, 2026; and
●	the proxy card or a voting instruction form for the Annual Meeting, if you have requested that the proxy materials be mailed to you.

How can I get electronic access to the proxy materials?

The Company’s proxy materials are available electronically at http://www.eqproxyportal.com/18918/annual.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and certain of our executive officers, corporate governance and certain other required information.

Where is the Annual Meeting?

The Annual Meeting will be held at the Company’s offices located at Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666. The telephone number at that location is +1 (201) 329-7331.

Can I attend the Annual Meeting?

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of the Record Date, which is September 11, 2026. Admission will begin at 8:30 A.M. Eastern Time on the date of the Annual Meeting, and you must present valid picture identification acceptable to us, such as a driver’s license or passport, and, if asked, provide proof of stock ownership as of the Record Date. Please note that seating is limited. The use of mobile phones, recording or photographic equipment, tablets and/or computers is prohibited at the Annual Meeting. The meeting will begin promptly at 9:00 A.M. Eastern Time. Stockholders may request directions to the Company’s offices in order to attend the Annual Meeting by calling our corporate offices at +1 (201) 329-7331.

What matters am I voting on?

You will be voting on:

●	the election of three Class I Directors to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified;
●	a proposal to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending June 30, 2027; and
●	such other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

●	“FOR” the election of Daniel M. Bendheim, Jonathan Bendheim and Sam Gejdenson as Class I Directors; and
●	“FOR” the ratification of the selection of PwC as our independent registered public accounting firm for our fiscal year ending June 30, 2027.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock as of the close of business on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 21,105,569 shares of our Class A common stock outstanding and 19,496,034 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock are entitled to one vote and ten votes per share, respectively. In deciding all matters at the Annual Meeting, each eligible stockholder of Class A common stock will be entitled to one vote for each share of our Class A common stock held by him or her on the Record Date and each eligible stockholder of Class B common stock will be entitled to ten votes for each share of our Class B common stock held by him or her on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction card for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How many votes are needed for approval of each proposal?

●	Proposal No. 1: The election of directors requires a plurality vote of the combined voting power of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, voting together as one class, to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
●	Proposal No. 2: The ratification of the selection of PwC as our independent registered public accounting firm for our fiscal year ending June 30, 2027, requires the affirmative vote of a majority of the combined voting power of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, voting together as one class. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of the holders of a majority in voting power of all issued and outstanding shares of our Class A common stock and Class B common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.

How do I vote?

If you are a stockholder of record, there are two ways to vote:

●	by completing and mailing your proxy card; or
●	by written ballot at the Annual Meeting.

If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the internet. However, the availability of telephone and internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

●	returning a later-dated proxy card before the Annual Meeting;
●	notifying the Corporate Secretary of Phibro Animal Health Corporation in writing, which notification must be received prior to the Annual Meeting, at Phibro Animal Health Corporation, Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666; or
●	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Judith A. Weinstein and Patrick Rodriguez have been designated as proxies by our Board of Directors. When proxy cards are properly dated, validly executed and returned, the shares represented by such proxy cards will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given on a properly dated, validly executed and returned proxy card, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about September 21, 2026 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our “routine matters.” Our sole “routine matter” is Proposal 2, the proposal to ratify the selection of PwC as our auditor for the fiscal year ending June 30, 2027. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, absent direction from you.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Phibro or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Who will serve as inspector of elections?

The inspector of elections will be Judith A. Weinstein, who is the Senior Vice President, General Counsel and Corporate Secretary of Phibro Animal Health Corporation.

PROPOSAL ONE — ELECTION OF CLASS I DIRECTORS

General

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors is currently comprised of eight members who are divided into three classes with staggered three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Our amended and restated certificate of incorporation authorizes our Board of Directors to fill vacancies on our Board of Directors until the next annual meeting of stockholders at which the directors of the class in which such vacancy occurred will be elected. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. Your proxy cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Nominees

Three Class I Directors have been nominated for election for a three-year term expiring at our 2029 annual meeting. Our Board of Directors has approved and nominated Daniel M. Bendheim, Jonathan Bendheim and Sam Gejdenson for election as the three Class I Directors. The term of office of each person elected as a Class I Director will continue until such director’s term expires in 2029, or until such director’s successor has been duly elected and qualified.

Information Regarding the Nominees and Other Directors

Nominees for Class I Directors for a Term Expiring in 2029

Name	Age	Principal Occupation and Business Experience
Daniel M. Bendheim	54

Mr. Bendheim serves as a member of our Board of Directors and assumed the role as our President and Chief Executive Officer effective as of July 1, 2026. He previously served as our Executive Vice President, Corporate Strategy. Mr. Bendheim joined us in 1997. He was appointed Vice President of Business Development in 2001 and was later appointed President, Performance Products in 2004, and then Executive Vice President, Corporate Strategy in March 2014. He was elected as a director of Phibro in November 2013. Prior to joining us, Mr. Bendheim worked as an analyst at South Coast Capital, a boutique investment bank. Mr. Bendheim obtained a B.A. degree in political science with honors from Yeshiva University in 1993 and a J.D. degree with honors from Harvard Law School in 1996. Mr. Bendheim is a son of Jack C. Bendheim and, together with certain other family members, is a manager of BFI Co., LLC (“BFI”), an investment vehicle of the Bendheim family, with respect to certain economic rights pertaining to shares of our stock owned by BFI. Mr. Bendheim is qualified to serve on our Board of Directors due to his extensive management experience in all facets of the animal health, mineral nutrition and performance products businesses during his tenure with the Company and his management role within BFI.

Jonathan Bendheim	50

Mr. Bendheim serves as a member of our Board of Directors and assumed the role of Executive Vice President, Talent, Technology and Business Development as of July 1, 2026. From September 2024 until June 2026, Mr. Bendheim served as Senior Vice President, Global Technology and Talent. Previously, Mr. Bendheim served as President of our MACIE Region (which consists of the Middle East, Africa, the Commonwealth of Independent States, India and Europe) and was the general manager of our operating plants in Israel and Ireland.

Name	Age	Principal Occupation and Business Experience

Mr. Bendheim joined Phibro in 2001 as a Manager for logistics and supply chain. In 2005, Mr. Bendheim was appointed Vice President of Sales and Business Development for our Israel operations. In 2008, he led the acquisition of Abic Biological Laboratories from Teva, and in 2009, he was appointed the Managing Director of our operations in Israel. In 2011, his responsibilities were expanded to include oversight of all sales activities in the MACIE Region. Mr. Bendheim led the establishment of Phibro’s global aquaculture business in 2014.

Mr. Bendheim holds a B.A. degree in political science from Yeshiva University and an MBA from Columbia Business School. Mr. Bendheim is a son of Jack C. Bendheim. Mr. Bendheim is qualified to serve on our Board of Directors due to his extensive management experience in all facets of Phibro’s animal health and nutrition businesses during his tenure with the Company.

Sam Gejdenson	78

Mr. Gejdenson has been a director of Phibro since January 2004 and is a member of our Audit Committee and our Compensation Committee. Mr. Gejdenson is the Chair of our Compensation Committee. Since 2001, Mr. Gejdenson has been involved in international trade through his own company, Sam Gejdenson International, where he has worked with various multi-national clients on projects in Europe, Asia and Africa. Mr. Gejdenson presently serves on the board of the National Democratic Institute and was formerly a Commissioner on the U.S. Commission for International Religious Freedom. From 1981 to 2001, Mr. Gejdenson served eastern Connecticut as a Congressman in the U.S. House of Representatives where he was the senior Democrat on the House International Relations Committee. In 1974, he was elected to the Connecticut House of Representatives, serving two terms. He received an A.S. degree from Mitchell College in New London, Connecticut in 1968 and a B.A. from the University of Connecticut in Storrs, Connecticut in 1970. Mr. Gejdenson is qualified to serve on our Board of Directors due to his understanding of our business from his service on our Board and his extensive knowledge of global business and governments around the world.

Incumbent Class II Directors, Whose Terms Expire in 2027

Name	Age	Principal Occupation and Business Experience
Mary Lou Malanoski	69

Ms. Malanoski has been a director since May 2004. Ms. Malanoski is the Chief Financial Officer of S2K Partners Co. LLC and was the Chief Financial Officer of its predecessor entities, S2K Financial Holdings LLC and S2K Partners Holdings LLC, beginning in April 2016.

Ms. Malanoski serves on the board of directors, is a member of the nominating committee, and is the Chairperson of the audit committee of Getty Realty Corp., a real estate investment trust specializing in convenience stores, gasoline stations and related properties. In addition to her understanding of our business from her service on our Board of Directors, Ms. Malanoski brings to our Board substantial management, finance and investment banking experience.

Name	Age	Principal Occupation and Business Experience

Previously, Ms. Malanoski was an independent financial consultant from April 2015 until March 2016 and served as the acting Chief Financial Officer of Nina McLemore, LLC from June 2015 until December 2015. Ms. Malanoski served as Vice Chair and Chief Operating Officer at Morgan Joseph TriArtisan Group, Inc., an investment bank focused on mid-market companies, from March 2012 to March 2015. She joined Morgan Joseph TriArtisan Group, Inc. in July 2001 as a Managing Director and Chief Financial Officer, became Co-Head of Investment Banking in 2008, and served as Head of Investment Banking from March 2009 through March 2012. Ms. Malanoski also served on the board of directors of Morgan Joseph TriArtisan Group, Inc. from 2008 to 2021. From 1994 until 2001, Ms. Malanoski served as Managing Director and Chief Financial Officer of New Street Advisors LP, a private equity firm that she co-founded. Prior to 1994, Ms. Malanoski was a Managing Director at New Street Capital, the successor to the reorganized Drexel Burnham Lambert, where she began her career in the Corporate Finance Department.

Carol A. Wrenn	65

Ms. Wrenn has been a director since July 2010. Ms. Wrenn also serves as a member of the Audit Committee and the Compensation Committee. She is currently the sole owner of Aurora Borealis LLC, which operates online retail businesses. She was the founder and owner of Whitewater Advisors LLC, which provided consulting services to small businesses from 2017 through 2020. She was also the founder and operator of Sky River Helicopters, LLC, a company that provided helicopter charters, tours, commercial services, and lessons, from January 2010 until September 2015. She previously served as an Executive Vice President and the President of the Animal Health Division at Alpharma Inc., a human and animal pharmaceutical company, from November 2001 to June 2009. From April 2007 to April 2009, Ms. Wrenn also held the position of Chairman of the Animal Health Institute, an industry organization advocating for animal health issues, including efficient and effective FDA, USDA and EPA regulatory and approval processes.

From January 2002 to June 2009, she was an active member of the board of directors of the International Federation of Animal Health. Prior to joining Alpharma, Ms. Wrenn held various executive positions at Honeywell International Inc. (formerly AlliedSignal Inc.) from 1984 to 2001. She served as Business Director of Honeywell’s Refrigerants, Fluorine Products Division from 2000 to 2001 and was the Commercial Director and Managing Director of Honeywell’s European Fluorochemical operations based in Haasrode, Belgium from 1997 to 2000. Ms. Wrenn also held a number of positions in sales, marketing, business development and finance during her tenure with AlliedSignal. Ms. Wrenn served as a director of Heska Corporation from January 2013 until May 2019. She holds a Bachelor’s Degree from Union College, an MBA from Lehigh University, and a DBA from California Southern University. Ms. Wrenn is qualified to serve on our Board of Directors due to her relevant industry and business experience.

Incumbent Class III Directors, Whose Terms Expire in 2028

Name	Age	Principal Occupation and Business Experience
Jack C. Bendheim	79

Mr. Bendheim is Chairman of our Board of Directors and serves as our Executive Chairman. Mr. Bendheim was previously our President and Chief Executive Officer until July 1, 2026, when he assumed his new role. Mr. Bendheim served as our President since 1988 and he was appointed Chief Executive Officer in March 2014. He has been a director since 1984. Mr. Bendheim joined us in 1969 and served as Chief Executive Officer from 1998 to 2002, as Chief Operating Officer from 1988 to 1998, as Executive Vice President and Treasurer from 1983 to 1988 and as Vice President and Treasurer from 1975 to 1983. Until 2017, Mr. Bendheim served on the Board of Directors of Empire Resources, Inc. Mr. Bendheim is also a past Chairman of the Animal Health Institute, an industry organization advocating for animal health issues, including efficient and effective FDA, USDA and EPA regulatory and approval processes. From March 2025 to March 2026, Mr. Bendheim served as President of HealthforAnimals, a global animal health association. HealthforAnimals’ members represent approximately 90% of the global market for veterinary pharmaceuticals, vaccines, diagnostics and other animal health products worldwide. Mr. Bendheim, together with certain other family members, is a manager of BFI, with respect to the economic rights pertaining to shares of our stock owned by BFI. Mr. Bendheim has sole authority to vote shares of our stock owned by BFI. Mr. Bendheim is the father of Daniel M. Bendheim and Jonathan Bendheim. Mr. Bendheim is qualified to serve on our Board of Directors due to his many years of experience in the animal health industry and with our Company and his control over a majority of the voting rights in our common stock.

Alejandro Bernal	53

Mr. Bernal has been a director since February 2023. Mr. Bernal also serves as a member of the Compensation Committee. Since July 2024, Mr. Bernal has also served as the Chief Executive Officer and member of the Board of Directors of Wedgewood Pharmacy, the largest US veterinary compounding pharmacy and provider of online pharmacy services based in Swedesboro, NJ. From January 2023 to April 2024, Mr. Bernal was the Chief Executive Officer of PetDx® – The Liquid Biopsy Company for Pets™, a company based in San Diego, CA, that focused on early detection of cancer using Next Generation Sequencing (NGS) technology. Prior to joining PetDx, Mr. Bernal was the President for Mars Veterinary Health International and Global Diagnostics, a global leader in pet food and veterinary health services, from March 2018 to December 2022. While at Mars, he was responsible for establishing and operating a network of over 600 veterinary hospitals outside North America and for Antech, a veterinary diagnostics company with over 70 reference labs in the U.S. Prior to Mars, Mr. Bernal worked 17 years for Zoetis Inc. (formerly Pfizer Animal Health, “Zoetis”). He was a member of the Executive Team for 10 years as Area President for Latin America, and then for Europe, Africa and Middle East, and Corporate Development. Mr. Bernal holds a Doctorate in veterinary medicine from Universidad de Caldas (Colombia), a Master’s Degree in Physiology from Texas A&M University (USA), and an MBA from Universidad de los Andes (Colombia) and Manchester Business School (UK). Mr. Bernal is qualified to serve on our Board of Directors due to his extensive management and leadership experience in all facets of the animal health industry, including in corporate strategy and business development.

Name	Age	Principal Occupation and Business Experience
E. Thomas Corcoran	79

Mr. Corcoran has been a director since May 2008. Mr. Corcoran also serves as Chair of the Audit Committee. Mr. Corcoran joined Fort Dodge Animal Health, a division of Wyeth, Inc., as its President in 1985. Wyeth was a research-based corporation with businesses focused on human health and animal health. Mr. Corcoran served on the Management, the Operations, the Legal, and the Human Resources and Benefits committees of Wyeth until his retirement in March 2008. From 2008 until 2010, Mr. Corcoran was a member of the Board of Directors of AHI, Inc., a veterinary distribution company. From 2010 until 2016, Mr. Corcoran was a director of Putney, Inc., a pet pharmaceutical company. Mr. Corcoran also served as the Chairman of the Animal Health Institute, an industry organization advocating for animal health issues, including efficient and effective FDA, USDA and EPA regulatory and approval processes. From 2009 to 2025, Mr. Corcoran served on the Board of Trustees of the University of South Alabama, where he was Chairman of the Finance and Budget committee.

Mr. Corcoran is a recipient of the Animal Pharm Lifetime Achievement Award, the Banfield Industry Leadership Award, the Lifetime Achievement Award from the American Veterinary Distributors Association and the Industry Leadership Award from the Kansas City Animal Health Corridor. Mr. Corcoran is a recipient of the Distinguished Alumni Award from the University of South Alabama. Mr. Corcoran is qualified to serve on our Board of Directors due to his extensive experience and executive leadership in the animal health industry.

Vote Required

The election of directors requires a plurality vote of the combined voting power of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, voting together as one class, to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE CLASS I NOMINEES NAMED ABOVE.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee (“Audit Committee”) has selected PwC, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2027. During our fiscal year ended June 30, 2026, PwC served as our independent registered public accounting firm and our Board has previously selected PwC to serve as our independent registered public accounting firm for the fiscal quarters ending September 30, 2026, December 31, 2026 and March 31, 2027. The engagement letter that we have entered into with PwC with respect to these fiscal quarters is subject to alternative dispute resolution procedures including, under certain circumstances, binding arbitration. A representative of PwC will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Notwithstanding the selection of PwC and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may select another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of Phibro Animal Health Corporation and its stockholders. At the Annual Meeting, our stockholders are being asked to ratify the selection of PwC as our independent registered public accounting firm for our fiscal year ending June 30, 2027. Our Audit Committee is submitting the selection of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance.

If our stockholders do not ratify the selection of PwC, our Board of Directors may reconsider the selection.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to Phibro by PwC for our fiscal years ended June 30, 2026 and 2025.

	2026	2025

	(In Thousands)
Audit Fees(1)	$4,043	$4,415
Audit-Related Fees(2)	—	—
Tax Fees(3)	508	670
All Other Fees(4)	2	104
Total Fees	$4,553	$5,189
(1)	Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including the audited financial statements presented in our Annual Report on Form 10-K, review of financial statements in our Quarterly Reports on Form 10-Q and services that are normally provided by independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services for federal, state and international tax compliance, tax advice and tax planning.
(4)	All Other Fees consist of fees for permitted services other than those that meet the criteria above.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to our Amended and Restated Audit Committee Charter, our Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. The Audit Committee pre-approved all services provided to us by PwC for the fiscal years ended June 30, 2026 and 2025.

Auditor Independence

Other than those professional services listed above, there were no other professional services provided by PwC in our fiscal year ended June 30, 2026. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence.

Vote Required

The ratification of the selection of PwC requires the affirmative vote of a majority of the combined voting power of our Class A common stock and Class B common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon, voting together as one class. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP.

CORPORATE GOVERNANCE

Controlled Company

BFI controls a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. As a result, we are a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) corporate governance standards. As a controlled company, exemptions under the standards free us from the obligation to comply with certain corporate governance requirements, including the requirements:

●	that a majority of our Board of Directors consists of “independent directors,” as defined under the rules of the Nasdaq;
●	that we have, to the extent applicable, a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
●	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	for an annual performance evaluation of the corporate governance and nominating committee and compensation committee.

Since we have availed ourselves of the “controlled company” exemption under the Nasdaq rules, we do not have a Corporate Governance and Nominating Committee. These exemptions do not modify the independence requirements for our Audit Committee, and we have complied with the requirements of Rule 10A-3 of the Exchange Act and the rules of Nasdaq, which require us to have an audit committee comprised of at least three members, all of whom are independent. All the members of our Compensation Committee have also been determined to be independent under applicable Nasdaq rules.

Structure of Our Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of eight members. The total number of directors who constitute our Board of Directors may be set by resolution of our Board of Directors. Mr. Jack C. Bendheim serves as Chairman of our Board of Directors and our Executive Chairman.

Our Board of Directors is divided into three classes with staggered terms. Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the end of such three-year term and until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal, disqualification or retirement.

Ms. Mary Lou Malanoski and Ms. Carol A. Wrenn serve as Class II Directors, whose terms expire at the 2027 annual meeting. Mr. Jack C. Bendheim, Mr. Alejandro Bernal and Mr. E. Thomas Corcoran serve as Class III Directors, whose terms expire at the 2028 annual meeting. The Class I Directors are current nominees for election for a term expiring at our 2029 annual meeting.

Director Independence

Because BFI controls a majority of the combined voting power of our outstanding Class A common stock and Class B common stock, we are a controlled company under the Nasdaq corporate governance standards. As a controlled company, we are exempt from the requirement under Nasdaq Rule 5605(a)(2) that a majority of our Board of Directors consists of “independent directors,” as defined under such rules. Nevertheless, our Board of Directors has reviewed the independence of the current members of the Board of Directors in accordance with the independence requirements of the applicable Nasdaq rules and has determined, based upon information provided by each director concerning his or her background, employment and affiliations, that Mr. Bernal, Mr. Corcoran, Mr. Gejdenson, Ms. Malanoski and Ms. Wrenn are “independent directors” under the relevant Nasdaq rules.

Board Leadership Structure

As previously announced, Mr. Jack C. Bendheim resigned from his position as our Chief Executive Officer and President, effective July 1, 2026. On such date, Mr. Jack C. Bendheim assumed a new managerial role as Executive Chairman and continues to support strategic oversight and works closely with the executive leadership team. Mr. Jack C. Bendheim continues to serve as our Chairman of the Board. Effective July 1, 2026, Daniel M. Bendheim, our previous Executive Vice President, Corporate Strategy, assumed the role of President and Chief Executive Officer.

Our Board of Directors has carefully considered its leadership structure and believes at this time that Phibro and its stockholders are best served by having Mr. Jack C. Bendheim serve as Chairman of the Board and Executive Chairman and Mr. Daniel M. Bendheim serve as our President and Chief Executive Officer. Each of Mr. Jack C. Bendheim and Daniel M. Bendheim is able to use their in-depth focus and perspective gained in their respective executive functions to assist our Board of Directors in addressing both internal and external issues affecting Phibro.

Our Board of Directors has determined not to appoint one independent director to serve as lead independent director at this time. Our independent directors meet in regularly scheduled executive sessions without non-independent directors and at other times as necessary. We believe that our Board, which is comprised of a majority of independent directors, is highly independent, empowered and engaged. Our Board of Directors recognizes that, depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

Meetings of the Board of Directors

During our fiscal year ended June 30, 2026, the Board of Directors held five meetings and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. Each then-acting member of the Board of Directors was in attendance at our 2025 annual meeting.

Board Committees

Our Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. Each of the committees reports to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist the Board with its responsibilities.

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related party transactions; and (9) overseeing our risk management process.

Our Audit Committee consists of Mr. Corcoran, Mr. Gejdenson and Ms. Wrenn, and Mr. Corcoran serves as Chair of the Audit Committee. Our Board of Directors has affirmatively determined that Mr. Corcoran, Mr. Gejdenson and Ms. Wrenn meet the definition of “independent directors” for purposes of serving on an Audit Committee under applicable SEC and Nasdaq rules, and we fully comply with these independence requirements. In addition, our Board of Directors determined that Mr. Corcoran qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K. During our fiscal year ended June 30, 2026, the Audit Committee held four regularly scheduled meetings.

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.pahc.com. Our website and the information contained thereon are not part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans, if any. The Compensation Committee may, from time to time, form subcommittees that may take such actions as are delegated to such subcommittees by the Compensation Committee.

Our Compensation Committee consists of Mr. Gejdenson, Mr. Bernal and Ms. Wrenn, and Mr. Gejdenson serves as the Chair of the Compensation Committee. As a controlled company, we are exempt from the requirements under the Nasdaq rules that require that we have a compensation committee that is composed entirely of independent directors. Nevertheless, our Board of Directors has affirmatively determined that Mr. Gejdenson, Mr. Bernal and Ms. Wrenn meet the definition of “independent directors” under applicable Nasdaq rules. During our fiscal year ended June 30, 2026, the Compensation Committee held three meetings.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.pahc.com. Our website and the information contained thereon are not part of this proxy statement.

The Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. On an annual basis, our Compensation Committee evaluates the performance of our Chief Executive Officer and approves his compensation. Our Chief Executive Officer annually reviews the performance of our executive officers, including the named executive officers (other than himself), with our Compensation Committee and makes recommendations to our Compensation Committee with regard to each executive officer’s compensation (other than himself). Our Compensation Committee considers such recommendations when approving each executive officer’s compensation (other than the Chief Executive Officer). Our Compensation Committee annually evaluates the compensation of our directors in light of their duties and makes recommendations with regard to their compensation to our Board for approval.

Corporate Governance Guidelines

Our Board of Directors has documented the governance practices followed by Phibro by adopting the Corporate Governance Guidelines (the “Corporate Governance Guidelines”). The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to the Board’s responsibilities, the Board’s operations, director qualifications and the Board’s composition, director access to management and independent advisors, director compensation, director continuing education, executive succession planning and retention, the Board’s annual self-

evaluation and stockholder access to the Board. The Corporate Governance Guidelines are available on our corporate website at www.pahc.com. Our website and the information contained thereon are not part of this proxy statement.

Considerations in Evaluating Director Nominees

All members of our Board of Directors are responsible for screening and recommending nominees for election as directors, including nominees recommended by stockholders of Phibro. When making recommendations regarding nominees to the Board, the Board of Directors will consider advice and recommendations from stockholders, management and others as they deem appropriate, and will also take into account the performance of incumbent directors in determining whether to recommend them to stand for re-election at the annual meeting of stockholders. Phibro seeks Board members who have skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based on their integrity and character, sound, independent judgment, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Some of the factors that the Board of Directors will take into consideration when evaluating director candidates include: (i) the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of Phibro’s business; (iii) the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and (iv) the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and the number of boards of directors of other public companies on which he or she serves.

Risk Oversight

Our Board of Directors is currently responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy and the most significant risks facing us and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board of Directors has delegated to the Audit Committee oversight of our risk management process. Our Compensation Committee considers and evaluates risks related to the Company’s cash- and equity-based compensation programs.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the fiscal year ended June 30, 2026 were Mr. Gejdenson, Mr. Bernal and Ms. Wrenn. No member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Ethics and Insider Trading Policy

We have adopted a written Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to all of our directors, officers and other employees, including our principal executive officer and principal financial officer. In addition, we have adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”), which applies to our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the principal accounting officer or controller, the director of financial reporting and all persons performing similar functions for the Company. Our Code of Business Conduct and Code of Ethics are available on our corporate website at www.pahc.com. Our website and the information contained therein are not part of this proxy statement.

The Company has also adopted insider trading policies and procedures that govern the purchase, sale and other dispositions of its securities by directors, officers and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards.

2026 Director Compensation

The following table sets forth information regarding the amounts earned by or paid to our non-employee directors for their service as a director for the fiscal year ended June 30, 2026:

	Fees earned
	or paid
Name	in cash ($)	Total ($)
Alejandro Bernal	70,000	70,000
E. Thomas Corcoran	70,000	70,000
Sam Gejdenson	80,000	80,000
Joyce J. Lee(1)	60,000	60,000
Mary Lou Malanoski	60,000	60,000
Carol A. Wrenn	80,000	80,000
(1)	Ms. Lee resigned from her position as a member of our Board of Directors, effective April 15, 2026, and was provided the full annual cash compensation for her service on our Board of Directors during the fiscal year ended June 30, 2026.

For the fiscal year ended June 30, 2026, Alejandro Bernal, E. Thomas Corcoran, Sam Gejdenson, Joyce J. Lee, Mary Lou Malanoski and Carol A. Wrenn received compensation for their services on our Board of Directors. The non-employee members of the Board of Directors receive $60,000 annual cash compensation for their service as a director. The non-employee members of the Audit and Compensation Committees receive supplemental annual cash compensation of $10,000 for each committee on which they serve. We pay our directors on a quarterly basis. Directors have been and will continue to be reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws, as well as the protection provided by director and officer liability insurance provided by us. Other than as set forth above, no other compensation was paid to our non-employee directors for the fiscal year ended June 30, 2026.

Messrs. Jack C. Bendheim, Daniel M. Bendheim and Jonathan Bendheim currently serve on our Board of Directors and as Executive Chairman, President and Chief Executive Officer, and Executive Vice President, Talent, Technology and Business Development, respectively. Mr. Jack C. Bendheim served as our President and Chief Executive Officer, and Mr. Daniel M. Bendheim served as our Executive Vice President, Corporate Strategy, in each case, through June 30, 2026. Mr. Jonathan Bendheim served as Senior Vice President, Global Technology and Talent from September 2024 until June 30, 2026. None of Jack C. Bendheim, Daniel M. Bendheim or Jonathan Bendheim received any additional compensation for their service on our Board of Directors. As named executive officers, both Jack C. Bendheim’s and Daniel M. Bendheim’s compensation are fully reflected in the 2026 Summary Compensation Table below.

Stockholder Recommendations for Nominations to the Board of Directors

You may propose director candidates for consideration by our Board of Directors. Any such recommendations should be set forth in a notice sent to the Corporate Secretary at our corporate headquarters and must include the information required by our amended and restated bylaws including information regarding your ownership of common stock of Phibro and the background and qualifications of your proposed director candidate and must otherwise comply with the stockholder proposal procedures set forth below under the heading “Stockholder Proposals or Nominations to be Presented at Next Annual Meeting.” Our amended and restated bylaws are available on the SEC’s website at www.sec.gov and were filed as an exhibit to our Form 10-K filed on August 26, 2026.

Other Communications with the Board of Directors

Interested parties wishing to communicate with our Board of Directors or with an individual member or members of our Board of Directors in order to provide comments, to report concerns, or to ask a question may do so by writing to our Board of Directors or the particular member or members of our Board of Directors, and mailing the correspondence to our Corporate Secretary at Phibro Animal Health Corporation, Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666.

Communications will be distributed to the Board, or to any individual director as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. You may also communicate online with our Board of Directors as a group on the Investor Relations portion of our corporate website at www.pahc.com. Our website and the information contained thereon are not part of this proxy statement.

EXECUTIVE OFFICERS

Set forth below is the name, age (as of September 15, 2026), current position and a description of the business experience of each of our executive officers:

Name	Age	Position
Jack C. Bendheim(1)	79	Chairman of the Board of Directors, Executive Chairman
Daniel M. Bendheim(2)	54	President and Chief Executive Officer
Glenn David	55	Chief Financial Officer
Larry L. Miller	62	Chief Operating Officer
Judith A. Weinstein	57	Senior Vice President, General Counsel and Corporate Secretary
Lisa A. Escudero	64	Senior Vice President, Human Resources
Patrick Rodriguez(3)	49	Vice President Finance and Treasurer
(1)	Mr. Jack C. Bendheim, our previous President and Chief Executive Officer, assumed the role of Executive Chairman, effective July 1, 2026.
(2)	Mr. Daniel M. Bendheim, our previous Executive Vice President, Corporate Strategy, assumed the role of President and Chief Executive Officer, effective July 1, 2026.
(3)	Mr. Patrick Rodriguez was appointed to this position, effective January 12, 2026.

Background of Executive Officers

Set forth below is information about each of our executive officers and directors, their roles in the Company and their backgrounds:

Jack C. Bendheim, Chairman of the Board of Directors, and Executive Chairman. See biography in “Proposal One – Election of Class I Directors — Incumbent Class III Directors, Whose Terms Expire in 2028.”

Daniel M. Bendheim, Director, President and Chief Executive Officer. See biography in “Proposal One – Election of Class I Directors — Nominees for Class I Directors for a Term Expiring in 2029.”

Glenn David, Chief Financial Officer. Mr. David has served as our Chief Financial Officer since February 2024. Mr. David brings over 30 years of experience in commercial and financial leadership roles. Prior to joining us, Mr. David was Executive Vice President and Group President, US Operations, Diagnostics, Biodevices and Insurance at Zoetis Inc. from November 2022 to February 2023. Prior to that, from August 2021 to November 2022, he served as Executive Vice President and Group President, International Operations, Aquaculture, Biodevices and Insurance at Zoetis. Mr. David was the Chief Financial Officer at Zoetis from 2016 to 2021, where he maintained a well-capitalized and financially disciplined business, creating significant value for shareholders and earlier in his career, he served as Senior Vice President of Finance Operations for Zoetis during its Initial Public Offering in 2013. Before the Zoetis IPO, Mr. David served in various financial roles at Pfizer Inc., including Vice President of Global Finance for Pfizer Animal Health and Vice President of Finance for the U.S. Primary Care franchise. Mr. David earned his B.S. degree in Finance from Binghamton University and his M.B.A. in Finance/IT from New York University Stern School of Business.

Larry L. Miller, Chief Operating Officer. Mr. Miller has served as our Chief Operating Officer since July 1, 2016. Mr. Miller joined us as President, Animal Health in May 2008. Prior to joining us, Mr. Miller was, from 2004 to 2008, Vice President of the Global Ruminant Business with Intervet/Schering-Plough Animal Health, which at that time was the largest animal health ruminant business in the world. From 1998 to 2004, Mr. Miller was General Manager for Schering-Plough’s Australia and New Zealand animal health businesses, which included a diversified portfolio of animal health and nutrition products for beef and dairy cattle, sheep, swine, poultry and companion animals. Mr. Miller held numerous roles in sales and marketing management during his 17 years with Schering-Plough, and prior to that with American Cyanamid Animal Health and Nutrition. He holds a B.S. degree in Animal Science from the University of Nebraska and an Executive MBA degree from the City University of New York. Mr. Miller is a member of the board of trustees of the University of Nebraska Foundation where he also serves on the Finance Committee and is also a member of the board of directors of the Nebraska Innovation Campus Development Corporation of the University of Nebraska-Lincoln.

Judith A. Weinstein, Senior Vice President, General Counsel and Corporate Secretary. Ms. Weinstein joined Phibro as Associate General Counsel in 2008. She was promoted to Vice President, Legal in 2017 and with more than 15 years of experience at Phibro, was promoted to Senior Vice President, General Counsel and Corporate Secretary as of July 1, 2023. Prior to joining Phibro, Ms. Weinstein held various legal positions at globally recognized companies focused on pharmaceuticals, food, medical devices, and cosmetics. Ms. Weinstein worked at Novartis AG in the consumer health division as Associate General Counsel for the Gerber Products Company, where she was responsible for global legal issues and served on the Gerber Executive Management Team. In addition, Ms. Weinstein worked as Senior Corporate Counsel for Pfizer Inc., with legal responsibility for Celebrex®, and as Assistant General Counsel for Elizabeth Arden, Inc. Early in her career, Ms. Weinstein was an associate at Burditt & Radzius, Chartered, a law firm specializing in food and drug law. Ms. Weinstein obtained her B.S. degree from the University of Wisconsin-Madison and her J.D. degree from Chicago-Kent College of Law (part of the Illinois Institute of Technology), where she served as President of the Student Bar Association.

Lisa A. Escudero, Senior Vice President, Human Resources. Ms. Escudero joined us in her current role in March 2017. From 2016 to 2017, she was Vice President of Human Resources for the New York Genome Center, a nonprofit biomedical research organization, where she led the human resources function. Prior to joining NYGC, she led the HR function for American Standard Brands, a plumbing fixture manufacturer, from 2008 to 2016, where she was a member of the leadership team. From 1990 to 2008, Ms. Escudero was Director of Human Resources for Merck & Co., a leading global pharmaceutical company, where she supported the research and manufacturing divisions. Prior to her role at Merck, Ms. Escudero was a research scientist for the Agricultural Chemical Group of FMC Corporation, a chemical manufacturing company, from 1982 to 1990. She holds a B.A. degree in Psychology from Rutgers University and an M.S. degree in Human Resources Management from the Rutgers University School of Management & Labor Relations.

Patrick Rodriguez, Vice President Finance and Treasurer. Mr. Rodriguez joined us in January 2026 as our Vice President Finance and Treasurer. Mr. Rodriguez brings more than twenty years of leadership experience. Prior to joining Phibro, Mr. Rodriguez served as Vice President, Corporate Treasurer at Revlon Group Holdings where he was responsible for leading global corporate treasury, risk management, and capital markets functions. Earlier in his career, he held treasury and finance leadership positions of increasing responsibility at Godiva Chocolatier and J. Crew Group. He holds a Master of Science in International Business from Seton Hall University’s Stillman School of Business and a B.A. degree in Political Science from St. Mary’s University.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (CD&A) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers (“NEOs”), we are referring to the following individuals whose compensation during our fiscal year ended June 30, 2026 is set forth in the 2026 Summary Compensation Table and subsequent compensation tables.

Name	Position
Jack C. Bendheim(1)	Executive Chairman
Daniel M. Bendheim(2)	President and Chief Executive Officer
Glenn David	Chief Financial Officer
Larry L. Miller	Chief Operating Officer
Judith A. Weinstein	Senior Vice President, General Counsel and Corporate Secretary
(1)	Mr. Jack C. Bendheim, our previous President and Chief Executive Officer, assumed the role of Executive Chairman, effective July 1, 2026.
(2)	Mr. Daniel M. Bendheim, our previous Executive Vice President, Corporate Strategy, assumed the role of President and Chief Executive Officer, effective July 1, 2026.

While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.

Executive Summary

Fiscal Year 2026 Business Highlights

Fiscal year 2026 was a year of meaningful progress for Phibro. We delivered net sales of $1.5 billion, increased adjusted EBITDA by 39% to $255 million, expanded margins and continued to improve our business. Animal Health net sales grew 21%, with adjusted EBITDA increasing 37% in the segment. Our medicated feed additives (“MFA”) legacy business grew 4%, and the MFA portfolio acquired from Zoetis had net sales of over $350 million, while Nutritional Specialties and Vaccines net sales increased 9% and 14%, respectively. During fiscal year 2026 (as compared to fiscal year ended June 30, 2025) our:

●	net sales were $1,518.1 million, an increase of $221.9 million, or 17%;
●	net income was $99.7 million, an increase of $51.5 million;
●	diluted EPS was $2.43, an increase of $1.24;
●	adjusted EBITDA was $255.0 million, an increase of $71.3 million, or 39%;
●	adjusted net income was $131.7 million, an increase of $43.6 million, or 49%; and
●	adjusted diluted EPS was $3.22, an increase of $1.05, or 48%.

For a reconciliation of adjusted EBITDA and adjusted net income, which are non-GAAP financial measures, to the most directly comparable GAAP financial measure, please see our earnings release for the fourth fiscal quarter and full fiscal year ended June 30, 2026 furnished as exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 26, 2026.

Key Fiscal Year 2026 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation Committee during our fiscal year ended June 30, 2026 are set forth below.

	Link to Business and	Fiscal year ended June 30, 2026
Compensation Component	Talent Strategies	Compensation Actions
Base Salary (Page 25)	● Competitive base salaries help attract and retain executive talent.
●
Messrs. David and Miller received targeted base salary increases of approximately 4.5% and 5.8%, respectively, during our fiscal year ended June 30, 2026, following an evaluation of internal compensation alignment and external market data. These adjustments were viewed as alignment and market-positioning actions intended to address compensation positioning relative to the scope of their responsibilities and comparable compensation levels within the Company and the marketplace. During fiscal 2026, the Company utilized equity-based compensation to reward executive performance and retain key talent in lieu of merit-based salary increases (as described below).

Management Incentive Plan (Page 25)
●
Variable incentive compensation opportunities focus executives on achieving financial results that are key indicators of ongoing operational performance that are expected to drive stockholder value creation.

●
An annual cash incentive award based on pre-determined financial performance criteria was earned by each of the NEOs for the fiscal year ended June 30, 2026, in amounts of approximately 130.0% of targets.

Equity Incentive Plan (Page 26)	● Equity incentive awards are used in a strategic manner to help attract and retain executive talent.
●
For the fiscal year ended June 30, 2026, each of our NEOs received a grant of restricted stock units (“RSUs”). For additional information regarding such grants, see “Equity Incentive Plan” below. For additional information regarding equity grants made following the end of fiscal year 2026, see “Actions Taken in Fiscal Year 2027 — Equity Grants” below.

Our Executive Compensation Philosophy

The Company requires top talent with a wide range of skills, experience and leadership qualities to lead the organization in support of our mission of healthy animals, healthy people and a healthy world. In order to attract and retain the talent required to fulfill our mission and promote stockholder value, the Compensation Committee’s goal is to implement an executive compensation program built upon the following objectives:

●	Attracting and Retaining the Right Talent. Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance-driven mindset.

●	Pay for Performance. A material portion of an executive’s target compensation should be at-risk and directly aligned with Company performance.
●	Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests.

We strongly emphasize a culture of pay for performance.

Say-on-Pay

In November 2025, we provided stockholders a non-binding, advisory vote to approve the compensation of our NEOs (the “2025 say-on-pay vote”). At our 2025 annual meeting, our stockholders approved the compensation of our NEOs with approximately 99% of votes supporting the proposal. In evaluating our executive compensation program, the Compensation Committee considered the results of the 2025 say-on-pay vote and numerous other factors as discussed in this CD&A. Based on the feedback from the 2025 say-on-pay vote, the Compensation Committee decided not to make any changes to the design of our executive compensation program. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our NEOs. The next “say-on-pay” advisory vote will be at our 2028 annual meeting of stockholders.

How We Determine Executive Compensation

Oversight Responsibilities for Executive Compensation

The table below summarizes the key oversight responsibilities for executive compensation.

Compensation Committee
●
Establishes executive compensation philosophy
●
Approves incentive compensation programs and performance goals for the annual management incentive plan (“MIP”)
●
Approves all compensation actions for the NEOs, including any equity and non-equity incentive awards
●
Committee members approve all compensation actions for the Chief Executive Officer (“CEO”) outside of the CEO’s presence

CEO and Management
●
The CEO, in consultation with certain members of management, develops preliminary recommendations regarding compensation matters, other than for the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions
●
Administers compensation programs once Compensation Committee decisions are finalized
●
The CEO is not involved in any decision as to his own compensation

Use of Market Data

To obtain a broad view of competitive practices among industry peers and competitors for executive talent, management presents to the Compensation Committee data derived from the following national compensation surveys: Willis Towers Watson Compensation Survey, Mercer Life Sciences Survey and Mercer Executive Compensation Survey. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee is general and not specific to any particular subset of companies. The survey data is used as a reference point to assess the competitiveness of base salary, short- and long-term incentive targets, and total direct compensation awarded to the NEOs and as information on overall market practices. The Company’s philosophy is to provide base salary and variable cash and equity compensation that is competitive with the median of the survey data, with appropriate adjustments above or below the median based on factors such as experience, time in role, individual contributions and accomplishments and market conditions.

Fiscal Year 2026 Named Executive Officer Compensation

Base Salary

Base salaries are fixed amounts paid to each NEO for performing their respective normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility, comparison to survey data, as well as market trends and cost-of-living projections. Based on these criteria, our NEOs received the following annual salaries in our fiscal year ended June 30, 2026, with any increase from the previous year’s salary amount awarded becoming effective on August 1, 2025:

	Fiscal year ended		Fiscal year ended
	June 30, 2025	Increase	June 30, 2026
	Base Salary	(%)	Base Salary
Jack C. Bendheim(1)	$2,442,600	—%	$2,442,600
Daniel M. Bendheim(1)	$575,000	—%	$575,000
Glenn David(2)	$672,767	4.5%	$702,768
Larry L. Miller(2)	$710,850	5.8%	$751,849
Judith Weinstein(1)	$500,000	—%	$500,000
(1)	Mr. Jack C. Bendheim, Mr. Daniel M. Bendheim and Ms. Weinstein did not receive salary increases in the fiscal year ended June 30, 2026.
(2)	Messrs. David and Miller received targeted base salary increases of approximately 4.5% and 5.8%, respectively, following an evaluation of internal compensation alignment and external market data. These adjustments were viewed as alignment and market-positioning actions intended to address compensation positioning relative to the scope of their responsibilities and comparable compensation levels within the Company and the marketplace.

Management Incentive Plan (MIP)

Our annual MIP is a cash-based program that rewards employees for achieving critical business and financial goals that are key indicators of ongoing operational performance that will drive stockholder value creation. Goals are established at the beginning of each fiscal year and are reviewed and approved by the Compensation Committee. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 50% to 150% of the target award opportunity, based on performance relative to goals as determined by the Compensation Committee.

The Compensation Committee reviews our target annual bonus opportunities each year to ensure they are competitive. The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in our fiscal year ended June 30, 2026, was as follows:

	Fiscal year ended
	June 30, 2026
	Target Annual	Fiscal year ended
	Incentive as	June 30, 2026
	Percent of	Target Annual
	Base Salary	Incentive
	(%)	($)
Jack C. Bendheim	50%	$1,221,300
Daniel M. Bendheim	50%	$287,500
Glenn David	50%	$351,384
Larry L. Miller	50%	$375,925
Judith Weinstein	50%	$250,000

In conjunction with management, the Compensation Committee undertakes a review and analysis to establish annual performance goals under the MIP. The performance levels are intended to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals align with our annual Company performance goals and may be modified by Compensation Committee assessment of individual performance.

For our fiscal year ended June 30, 2026, the following were the goals and payout levels under the MIP applicable to our NEOs:

			Payout Range
Metric	Weighting	Rationale for Metric	(% of Target)
Sales	15%	Sales is reflective of top line performance and is a key metric for our investors.	50% – 150%
Adjusted EBITDA	75%

Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items including restructuring and acquisition related items, stock-based compensation costs and other unusual or non-operational items (Adjusted EBITDA) is reflective of our operating performance and is a key metric for our investors.

			50% – 150%
Free Cash Flow(1)	10%

Free cash flow, as used in determining payout levels under MIP, is associated with days of inventory and accounts receivable and is reflective of our ability to manage cash flow with a focus on streamlining working capital.

			50% – 150%
(1)	Free cash flow, as used above as a metric for determining goals and payout levels under the MIP, is differentiated from “free cash flow” as used in our financial earnings press releases filed with the SEC. As used in our financial earnings press releases, “free cash flow” equals cash flow from operating activities less capital expenditures.

The annual cash incentive awards earned by our NEOs for the fiscal year ended June 30, 2026 were as follows.

	Target	Earned
	Annual	Annual		Discretionary
	Incentive	Cash		Bonus
	Opportunity	Incentive	% of Target	Payout
Jack C. Bendheim	$1,221,300	$1,587,690	130.0%	$—
Daniel M. Bendheim	$287,500	$373,750	130.0%	$—
Glenn David	$351,384	$456,800	130.0%	$—
Larry L. Miller	$375,925	$488,701	130.0%	$—
Judith Weinstein	$250,000	$325,000	130.0%	$—

The annual cash incentive awards paid are based on what is earned by each individual under the MIP and adjusted for any discretionary awards. For the fiscal year ended June 30, 2026, none of our NEOs received a discretionary cash incentive award.

Equity Incentive Plan

The Compensation Committee has historically determined that annual base salary, together with a wholly performance-based annual cash incentive opportunity, generally accomplished our primary goal of attracting and retaining key talent. The Board was, and is, attentive to share usage and stockholder dilution and, historically, we did not offer equity incentives as a regular component of the annual compensation program. Rather, we have used equity incentive awards in a limited but strategic manner to recruit, recognize and/or retain executives under specific circumstances (as described below).

On August 15, 2025, each of our NEOs received a grant of restricted stock units (“RSUs”) to retain, motivate and better align the interests of the NEOs with the Company’s success. The RSUs vest in equal installments on each of the first three anniversaries of August 1, 2025, subject to continued service through each applicable vesting date. The first installment of such RSUs granted vested on August 1, 2026. The NEOs received grants of RSUs in lieu of receiving merit-based salary increases during the three-year period following the year of grant. The number of RSUs granted was calculated based on a specified percentage (i.e., 18%) of each NEO’s annual base salary as of the date of grant, divided by the closing stock price of the Company on August 1, 2025 (i.e., $26.11). Mr. Jack C. Bendheim received 16,840

RSUs; Mr. Daniel M. Bendheim received 3,964 RSUs; Mr. David received 4,845 RSUs; Mr. Miller received 5,184 RSUs; and Ms. Weinstein received 3,447 RSUs.

Following fiscal year ended June 30, 2026, equity grants were once again awarded to each of our NEOs as described in “—Actions Taken in Fiscal Year 2027 – Equity Grants” below.

Actions Taken in Fiscal Year 2027 – Equity Grants

On June 25, 2026, in connection with his appointment to the role of President and Chief Executive Officer, effective July 1, 2026, the Compensation Committee approved the grant of 300,000 RSUs to Mr. Daniel M. Bendheim pursuant to the Company’s 2008 Incentive Plan (the “Equity Incentive Plan”) and the RSU award agreement. All of the RSUs granted to Mr. Bendheim are subject to share price performance-based vesting over a five-year period, subject to Mr. Daniel M. Bendheim’s continued employment on such date, as further detailed (along with other aspects of Mr. Daniel M. Bendheim’s compensation as President and Chief Executive Officer) in the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2026.

On August 6, 2026, each of our NEOs received a grant of RSUs. The August 2026 RSUs will vest in equal installments on each of the first three anniversaries of August 1, 2026, subject to continued service through each applicable vesting date. The number of RSUs granted was calculated based on a specified percentage (i.e., 18% for all NEOs other than Mr. Daniel M. Bendheim) of each NEO’s fiscal year 2026 annual base salary, divided by the closing stock price of the Company on July 31, 2026 (i.e., $36.33). Mr. Daniel M. Bendheim received RSUs based on 50% of his annual base salary pursuant to the terms of his employment agreement. Mr. Jack C. Bendheim received 12,103 RSUs; Mr. Daniel M. Bendheim received 11,699 RSUs; Mr. David received 3,482 RSUs; Mr. Miller received 3,726 RSUs; and Ms. Weinstein received 2,478 RSUs.

The terms of our NEOs’ August 2026 RSU award agreements are substantially similar to the 2025 award agreements.

Other Compensation and Governance Matters

Employment Agreements

We have entered into employment agreements with Messrs. Jack C. Bendheim, David and Miller that provide that employment is at-will and describe the terms of their employment, including base salary and performance bonus opportunity and equity grants, if any, as well as limited severance benefits. We did not maintain a formal agreement with Mr. Daniel M. Bendheim that was in effect during fiscal year 2026. Ms. Weinstein is party to a severance protection agreement. All of the NEOs are bound by customary intellectual property provisions, noncompete and nonsolicitation provisions, all of which generally apply during employment and thereafter (with the noncompete and nonsolicitation provisions applying during employment and the one-year period thereafter). For a description of these arrangements, see “Executive Compensation — Individual Arrangements — Employment Agreements.”

Actions Taken in Fiscal Year 2027

On June 25, 2026, in connection with his appointment to the role of President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Daniel M. Bendheim effective as of July 1, 2026, pursuant to which Mr. Daniel M. Bendheim will (i) receive a base salary at an annual rate of $850,000, (ii) be eligible to receive an annual discretionary bonus with a target bonus value of 50% of his base salary, (iii) be eligible to receive an annual award of time-vesting RSUs with a target value of approximately 50% of his base salary and (iv) received an initial award of 300,000 RSUs as described above and further detailed in the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2026 (the “New CEO Employment Agreement”).

Retirement and Other Benefits

●	401(k) Plan

We maintain for the benefit of our United States employees a 401(k) Retirement and Savings Plan (the “401(k) Plan”), which is a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Our employees are eligible for participation in the 401(k) Plan without any waiting period.

Employees may make pre-tax contributions of up to the lesser of 60% of such employee’s compensation or the maximum amount permitted under the Code. Employees receive a matching contribution equal to 100% of the first 6% of an employee’s contribution.

The Company may make additional non-elective, discretionary contributions to an employee’s account at the end of each calendar year up to 4.5% of compensation, provided that such payments comply with mandatory non-discrimination testing. Participants are fully vested immediately in employer contributions. Distributions are generally payable in a lump sum after termination of employment, retirement, death, disability, plan termination, attainment of age 59 1∕2, disposition of substantially all of our assets or upon financial hardship. The plan also provides for loans to participants. The 2026 Summary Compensation Table discloses the amounts we contributed to the Company’s 401(k) Plan for our NEOs.

●Pension Plan: We maintain a defined benefit pension plan under which Messrs. Jack C. Bendheim, Daniel M. Bendheim and Miller, and Ms. Weinstein will be entitled to receive certain benefits payable after retirement or disability, and in some cases, upon death. Only Messrs. Jack C. Bendheim, Daniel M. Bendheim and Miller, and Ms. Weinstein participate in the Pension Plan. Messrs. Jack C. Bendheim and Miller are currently retirement-eligible. Ms. Weinstein currently qualifies for early retirement. Mr. Daniel M. Bendheim does not currently qualify for early retirement or retirement.

We offer Mr. Jack C. Bendheim certain retirement benefits in order to encourage him to devote his career to the Company, in addition to the compensation components discussed above and the opportunity to participate in the same health and welfare and retirement plan benefits available to our United States employees generally. These retirement benefits include participation in the following:

●	Retirement Health Care Plan: We maintain a retirement health care plan under which we provide to Mr. Jack C. Bendheim retirement health care insurance coverage that is supplemental to Medicare benefits.
●	Executive Income Program: In 1990, we entered into an executive income program to provide a pre-retirement death benefit and a retirement benefit to certain executives. As of June 30, 2026, Mr. Jack C. Bendheim is the only NEO who participates in this plan.
●	Retirement Income Plan: In 1994, we adopted a non-qualified supplemental executive retirement plan as an incentive for certain executives. As of June 30, 2026, Mr. Jack C. Bendheim is the only NEO who participates in this supplemental retirement plan.
●	1993 Split Dollar Agreement: In 1993, we entered into a Split Dollar Agreement. Upon the death of Mr. Jack C. Bendheim or upon the cancellation of the policies or the termination of the Split Dollar Agreement, we have the right to be repaid the total amount we advanced toward payment of premiums. After repayment of the amount due to us, the remaining cash surrender value or the remaining death benefit is payable to a trust, the beneficiaries of which are the wife and children of Mr. Jack C. Bendheim including Mr. Daniel M. Bendheim and Mr. Jonathan Bendheim.

For a description of the foregoing retirement arrangements, see “Executive Compensation — Narrative Disclosure to Summary Compensation Table — Pension and Other Retirement Plans.”

●	Other Arrangements

Pursuant to the terms of Mr. Jack C. Bendheim’s employment agreement, for fiscal year 2026, the Company was required to make payments up to an aggregate maximum cost of $550,000 for legal, audit and tax services for Mr. Jack C. Bendheim and his family, and payments for members of his family for non-full-time employment and consulting arrangements and medical and other insurance coverage.

Messrs. Jack C. Bendheim, Daniel M. Bendheim, David and Miller and Ms. Weinstein are each entitled to an automobile allowance in the amounts disclosed in the 2026 Summary Compensation Table.

Mr. Miller is additionally entitled to a retention cash award equal to $4.25 million (the “LTIP Award”), pursuant to the terms of his July 2023 executive long-term incentive agreement, to be paid in four substantially equal installments, subject to Mr. Miller’s continued employment on each of the first four anniversaries beginning on June 30, 2024. The first, second, and third installments in the amount of $1,062,500 each, were paid to Mr. Miller on September 16, 2024, September 11, 2025, and September 11, 2026, respectively.

Insider Trading Policy

Under the Company’s Insider Trading Policy, “Senior Personnel” (as defined therein), which includes directors of the Company, may not engage in any transaction in the equity security of the Company without first obtaining pre-clearance of the transaction from the General Counsel or Chief Financial Officer. Furthermore, Senior Personnel may not purchase, sell or engage in any other transaction involving any derivative securities of the Company. A “derivative security” includes any option, warrant, convertible security, stock appreciation right or similar security (other than a security received pursuant to a Company compensatory or benefit program), with an exercise or conversion price or other value related to the value of any equity security of the Company. A copy of the Insider Trading Policy was filed as exhibit 19.1 to our Annual Report on Form 10-K filed with the SEC on August 26, 2026.

Tax Deductibility Policy

The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of the Company’s compensation programs. While the Company generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of stockholders, even if these amounts are not fully tax deductible.

Risk Assessment

The Compensation Committee, with the assistance of FW Cook, a nationally recognized executive compensation consulting firm engaged by management, reviewed and evaluated the Company’s executive compensation practices and has concluded, based on this review, that any risks associated with such practices are not likely to have a material adverse effect on the Company. The determination primarily took into account the type of performance metrics used, incentive plan payout leverage, avoidance of uncapped rewards and the Compensation Committee’s oversight of all executive compensation programs.

Clawback Policy

Our Board of Directors adopted a Clawback Policy, which is designed to comply with Section 10D of the Exchange Act, the rules promulgated thereunder, and the Nasdaq listing standards. The Clawback Policy is administered by the Compensation Committee and enables the Company to recover certain incentive-based compensation from current and former officers, and other senior executives or employees (as determined by the Compensation Committee) in the event that the Company is required to prepare a restatement of its financial statements due to material noncompliance with any financial reporting requirement under applicable federal securities laws. Under the Clawback Policy, the Compensation Committee will promptly require reimbursement or forfeiture of applicable overpayments received by any such officer or employee who received such compensation during the three fiscal years preceding the date the Company is required to prepare an accounting restatement. A copy of the Clawback Policy was filed as exhibit 97.1 to our Annual Report on Form 10-K filed with the SEC on August 26, 2026.

Option Awards

With regard to Item 402(x)(1) of Regulation S-K, the Company does not currently grant new awards of stock options, stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. In the event the Company determines to grant new awards of such options, the Board of Directors will evaluate the appropriate steps to take in relation to the foregoing.

Conclusion

It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our NEOs’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which will be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

COMPENSATION COMMITTEE
Sam Gejdenson, Chair
Alejandro Bernal
Carol A. Wrenn

The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

The following sets forth all compensation awarded to our NEOs.

2026 Summary Compensation Table

The following table sets forth the total compensation that was paid to or accrued for the NEOs for the fiscal years ended June 30, 2026, 2025 and 2024. The NEOs for the fiscal year ended June 30, 2026 are (i) our Chairman of the Board, and Executive Chairman, (ii) our President and Chief Executive Officer, (iii) our Chief Financial Officer, (iv) our Chief Operating Officer, and (v) our Senior Vice President, General Counsel and Corporate Secretary. Mr. Jack C. Bendheim, our previous President and Chief Executive Officer, assumed the role of Executive Chairman, effective July 1, 2026. Mr. Daniel M. Bendheim, our previous Executive Vice President, Corporate Strategy, assumed the role of President and Chief Executive Officer, effective July 1, 2026.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
					Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Stock Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Jack C. Bendheim, Chairman of the Board and Executive Chairman(6)	2026	$2,442,600	$—	$424,255	$1,587,690	$117,108	$658,245	$5,229,898
	2025	$2,442,600	$500,000	$—	$1,677,300	$168,087	$496,135	$5,284,122
	2024	$2,360,000	$194,700	$—	$985,300	$790,988	$422,890	$4,753,878
Daniel M. Bendheim, President and Chief Executive Officer(7)	2026	$575,000	$—	$99,866	$373,750	$15,663	$55,815	$1,120,094
	2025	$575,000	$100,000	$—	$394,850	$2,672	$47,258	$1,119,780
	2024	$477,878	$39,436	$—	$199,514	$—	$46,415	$763,243
Glenn David, Chief Financial Officer	2026	$702,768	$—	$122,060	$456,800	$—	$52,094	$1,333,722
	2025	$672,767	$100,000	$—	$462,000	$—	$39,180	$1,273,947
	2024	$263,757	$135,000	$1,979,000	$—	$—	$18,039	$2,395,796
Larry L. Miller, Chief Operating Officer	2026	$751,849	$1,062,500	$130,602	$488,701	$12,844	$54,123	$2,500,619
	2025	$710,850	$1,162,500	$—	$488,150	$13,169	$54,869	$2,429,538
	2024	$686,811	$1,119,156	$1,284,000	$286,744	$322	$41,523	$3,418,556
Judith Weinstein, Senior Vice President, General Counsel and Corporate Secretary(8)	2026	$500,000	$—	$86,841	$325,000	$7,988	$55,357	$975,186
	2025	$500,000	$150,000	$—	$343,350	$2,876	$47,701	$1,043,927
(1)	Amounts in this column reflect discretionary bonuses paid to or earned by each of the NEOs to recognize their individual contributions to the Company in the applicable fiscal year, including with respect to “Phibro Forward,” a company-wide initiative focused on unlocking additional areas of revenue growth and cost-savings, and the acquisition of the MFA portfolio, certain water-soluble products and related assets from Zoetis in fiscal year 2025. The amount set forth for Mr. David for 2024 reflects a signing bonus in the amount of $135,000, which was paid on September 11, 2024. The amount set forth for Mr. Miller for 2024, 2025 and 2026 also includes three of the four scheduled payments under his total $4.25 million LTIP Award, each in an annual amount of $1,062,500, which were paid on September 16, 2024, September 11, 2025, and September 11, 2026, respectively.
(2)	Represents the aggregate grant date fair market value of the RSUs awarded to each of the NEOs in fiscal year ended June 30, 2026 computed in accordance with FASB ASC Topic 718. The amounts set forth for Messrs. David and Miller in the fiscal year ended June 30, 2024, reflects the aggregate grant date fair market value of their respective RSU grants computed in accordance with FASB ASC Topic 718. The amounts reported in this column in respect of the performance-based RSU awards granted to Messrs. David and Miller reflect the Company’s determination of the probable outcome of the performance-vesting conditions. Assuming all shares vest for the performance-based RSU awards granted to Messrs. David and Miller in fiscal year 2024, the grant date fair value included in this column would increase for Mr. David by $1,091,000 and for Mr. Miller by $2,499,795. See “Outstanding Equity Awards at 2026 Fiscal Year End” tables below for further details on these grants. For additional information regarding equity grants made following the end of fiscal year 2026, see “Actions Taken in Fiscal Year 2027 — Equity Grants” above.
(3)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for the fiscal years ended June 30, 2026, 2025 and 2024 represent cash incentives paid to or earned by each NEO in the respective fiscal year under the MIP. See “Fiscal Year 2026 Named Executive Officer Compensation—Management Incentive Plan (MIP)” for additional information.
(4)	In the case of Jack C. Bendheim, Change in Pension Value and Nonqualified Deferred Compensation Earnings for the fiscal year ended June 30, 2026, includes the aggregate change in: (i) the actuarial present value of accrued pension benefits of $0 since the change in present value was $(73,644) primarily due to a benefit distribution of $98,038 and a true-up to reflect actuarial increases applicable to participants who previously deferred benefit commencement, (ii) the actuarial present value of benefits under the Retirement Income Plan of $117,108, of which there were no above market or preferential earnings on the nonqualified deferred compensation component of the Retirement Income Plan, and (iii) the actuarial present value of benefits under the Executive Income Program of $0 since the change in present value was $(1,258). The only other NEOs that participate in the Pension Plan are Messrs. Miller and Daniel M. Bendheim and Ms. Weinstein. For Mr. Miller, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for the fiscal year ended June 30, 2026, includes only the aggregate change in the actuarial present value of accrued pension benefits, which was $12,844. For Mr. Daniel M. Bendheim, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for the fiscal year ended June 30, 2026, includes only the aggregate change in the actuarial present value of accrued pension benefits, which was $15,663. For Ms. Weinstein, the Change in Pension Value and Nonqualified Deferred Compensation Earnings for the fiscal year ended June 30, 2026, includes only the aggregate change in the actuarial present value of accrued pension benefits, which was $7,988. See “— Pension and Other Retirement Plans.”
(5)	All Other Compensation for fiscal year 2026 includes the value of the Company’s contributions to the 401(k) Plan (discussed below), automobile allowance and group term life insurance for our NEOs, as well as the payment of premiums under the Split Dollar Agreement, and financial, tax planning and legal services provided to Mr. Jack C. Bendheim and certain members of his family. For fiscal year 2026, the Company made payments for Mr. Jack C. Bendheim’s and his family’s legal, accounting and tax planning services up to an aggregate maximum cost of $550,000.

All Other Compensation

			Group
		401(k) Plan	Term Life/	Tax
	Automobile	Company	Split Dollar	Planning	Legal	Accounting	Total
Name	Allowance	Match	Agreement	Services	Services	Services	($)
Jack C. Bendheim	$28,750	$37,350	$96,533	$337,588	$105,562	$52,462	$658,245
Daniel M. Bendheim	$17,700	$36,333	$1,782	$—	$—	$—	$55,815
Glenn David	$16,612	$33,700	$1,782	$—	$—	$—	$52,094
Larry L. Miller	$15,600	$34,959	$3,564	$—	$—	$—	$54,123
Judith Weinstein	$15,671	$37,364	$2,322	$—	$—	$—	$55,357

(6)	Mr. Jack C. Bendheim also serves on the Board of Directors. He received no additional compensation for such service during the fiscal years ended June 30, 2026, 2025 and 2024.
(7)	Mr. Daniel M. Bendheim also serves on the Board of Directors. He received no additional compensation for such service during the fiscal years ended June 30, 2026, 2025 and 2024.
(8)	Ms. Weinstein was not one of our NEOs prior to fiscal year 2025.

Grants of Plan-Based Awards in Fiscal Year 2026

The following table provides information concerning each award made in fiscal year 2026 to the NEOs under any plan.

						All Other
						Stock Awards:	Grant Date
			Estimated Future Payouts Under			Number of	Fair Value
			Non-Equity Incentive Plan Awards(1)			Shares of Stock	of Stock and Option
			Threshold	Target	Maximum	or Units	Awards
Name	Award	Grant Date	($)	($)	($)	(#)(2)	($)(3)
Jack C. Bendheim	MIP	—	$610,650	$1,221,300	$1,831,950	—	$—
	RSU	8/15/2025	$—	$—	$—	16,840	$424,255
Daniel M. Bendheim	MIP	—	$143,750	$287,500	$431,250	—	$—
	RSU	8/15/2025	$—	$—	$—	3,964	$99,866
Glenn David	MIP	—	$175,692	$351,384	$527,076	—	$—
	RSU	8/15/2025	$—	$—	$—	4,845	$122,060
Larry L. Miller	MIP	—	$187,962	$375,925	$563,887	—	$—
	RSU	8/15/2025	$—	$—	$—	5,184	$130,602
Judith Weinstein	MIP	—	$125,000	$250,000	$375,000	—	$—
	RSU	8/15/2025	$—	$—	$—	3,447	$86,841
(1)	These amounts represent threshold, target and maximum annual cash award opportunities for our 2026 fiscal year under the Management Incentive Plan (MIP). The amount actually paid to or earned by each NEO under the MIP is included as Non-Equity Incentive Plan Compensation in the 2026 Summary Compensation Table. For further discussion of these awards, see “Fiscal Year 2026 Named Executive Officer Compensation — Management Incentive Plan (MIP).”
(2)	Amounts in this column represent the RSU awards granted to each of the NEOs in fiscal year 2026 under the Equity Incentive Plan.
(3)	Amounts in this column represent the grant date fair value of the RSU awards granted to each NEO in fiscal year 2026, as computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal Year 2026

Employment Agreements

We have entered into employment agreements with Messrs. Jack C. Bendheim, David and Miller that provide that employment is at-will and describe the terms of their employment, including base salary and performance bonus opportunity and equity grants, if any, as well as limited severance benefits. We did not maintain a formal agreement with Mr. Daniel M. Bendheim that was in effect during fiscal year 2026. Ms. Weinstein is party to a severance protection agreement. For a description of these employment agreements, as well as the arrangements with Mr. Daniel M. Bendheim and Ms. Weinstein, see “Executive Compensation — Individual Arrangements — Employment Agreements.”

Equity-Based Compensation

On August 15, 2025, each of our NEOs received a grant of RSUs, which vest in equal installments on each of the first three anniversaries of August 1, 2025, subject to continued service through each applicable vesting date. The first installment of the RSUs granted vested on August 1, 2026. The NEOs received grants of RSUs in lieu of receiving merit-based salary increases during the three-year period following the year of grant. The number of RSUs granted was calculated based on a specified percentage (i.e., 18%) of each NEO’s annual base salary as of the date of grant, divided by the closing stock price of the Company on August 1, 2025 (i.e., $26.11). Mr. Jack C. Bendheim received 16,840 RSUs; Mr. Daniel M. Bendheim received 3,964 RSUs; Mr. David received 4,845 RSUs; Mr. Miller received 5,184 RSUs; and Ms. Weinstein received 3,447 RSUs. For information regarding the equity grants awarded to our NEOs following fiscal year 2026, see “Actions Taken in Fiscal Year 2027 – Equity Grants” above.

Outstanding Equity Awards at 2026 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our NEOs as of the fiscal year ended June 30, 2026.

	Stock Awards(1)
		Number of	Market Value of	Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
		Shares or	Shares or	Number of Unearned	Market or Payout Value
		Units of	Units of	Shares, Units or	of Unearned Shares, Units or
		Stock That	Stock That	Other Rights That	Other Rights That
		Have Not Vested	Have Not Vested	Have Not Vested	Have Not Vested
Name	Grant Date	(#)	($)(2)	(#)	($)(2)
Jack C. Bendheim	8/15/2025(3)	16,840	528,776	—	—
Daniel M. Bendheim	8/15/2025(3)	3,964	124,470	—	—
Glenn David	8/15/2025(3)	4,845	152,133	—	—
	2/9/2024(4)	90,000	2,826,000	—	—
	2/9/2024(4)	—	—	150,000	4,710,000
Larry L. Miller	8/15/2025(3)	5,184	162,778	—	—
	7/5/2023(5)	—	—	300,000	9,420,000
Judith Weinstein	8/15/2025(3)	3,447	108,236	—	—
(1)	The treatment of these awards upon certain employment termination and change in control events is described in the section below titled “—Potential Payments Upon Termination or a Change in Control.”
(2)	The values in these columns were calculated based on the closing price of the Company’s common stock on June 30, 2026 (i.e., $31.40), the last trading day of fiscal year 2026.
(3)	These values reflect the number of RSUs granted to the NEO on August 15, 2025, which vest in equal installments on each of the first three anniversaries of August 1, 2025, subject to continued service through each vesting date.
(4)	The RSUs granted to Mr. David vest as follows: (i) 150,000 RSUs are subject to time-vesting and vest in equal installments on each of the first five anniversaries of the grant date, subject to his continued service through each such vesting date, and (ii) 150,000 RSUs are subject to share price performance-based vesting over a five-year period, subject to Mr. David’s continued employment on such date. The first and second tranches of time-vesting RSUs vested on February 9, 2025 and February 9, 2026, respectively.
(5)	All 300,000 RSUs granted to Mr. Miller are subject to share price performance-based vesting over a four-year period, subject to Mr. Miller’s continued employment on such date.

2026 Option Exercises and Stock Vested

The following table sets forth certain information with respect to shares acquired by our NEOs upon the vesting of stock awards as of the fiscal year ended June 30, 2026.

Stock Awards
Value Realized on Vesting(2) ($)
Name	Number of Shares Acquired on Vesting(1) (#)
Jack C. Bendheim	—	—
Daniel M. Bendheim	—	—
Glenn David	30,000	1,555,500
Larry L. Miller	—	—
Judith Weinstein	—	—
(1)	Represents the gross number of shares of our common stock acquired by the applicable NEO during fiscal year ended June 30, 2026, upon the vesting of such NEO’s applicable RSU award, without reduction for any shares withheld to satisfy applicable tax withholdings.
(2)	The value realized upon vesting is calculated based on the share price on the date of vesting.

Pension and Other Retirement Plans

The table below sets forth information concerning the present value of benefits accumulated by the NEOs from certain defined benefit plans of the Company. Mr. David does not participate in any of the defined benefit plans of the Company listed below. Mr. Jack C. Bendheim is the only NEO that participates in the Retirement Income Plan and Executive Income Program. The terms of the plans are described below.

2026 Pension Benefits

			Present Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Jack C. Bendheim	Pension Plan	25.1	$1,001,453	$—
	Retirement Income Plan	32.3	$2,288,860	$—
	Executive Income Program	36.4	$229,206	$—
Daniel M. Bendheim	Pension Plan	19.0	$428,320	$—
	Retirement Income Plan	N/A	$—	$—
	Executive Income Program	N/A	$—	$—
Glenn David	Pension Plan	N/A	$—	$—
	Retirement Income Plan	N/A	$—	$—
	Executive Income Program	N/A	$—	$—
Larry L. Miller	Pension Plan	8.3	$306,511	$—
	Retirement Income Plan	N/A	$—	$—
	Executive Income Program	N/A	$—	$—
Judith Weinstein	Pension Plan	8.5	$197,358	$—
	Retirement Income Plan	N/A	$—	$—
	Executive Income Program	N/A	$—	$—
(1)	With respect to the Pension Plan, Years of Service ceased to be recognized for purposes of determining benefit accrual amounts when the Pension Plan was frozen on September 30, 2016.
(2)	The valuation method and all relevant material assumptions used in calculating the present value of accumulated benefits are set forth in the Notes to the Consolidated Financial Statements for our fiscal year ended June 30, 2026 which are filed with our Annual Report on Form 10-K filed on August 26, 2026. See Note 11 — Employee Benefit Plans — Domestic Pension Plan.

Pension Plan

We maintain for the benefit of our United States employees employed on or prior to December 31, 2013, a defined benefit pension plan qualified under Section 401(a) of the Code (the “Pension Plan”). In July 2016, we amended the Pension Plan to eliminate credit for future service and compensation increases, effective as of September 30, 2016. The Pension Plan provides benefits equal to the sum of (a) 1.0% of an employee’s “average salary” plus 0.5% of the employee’s “average salary” in excess of the average of the employee’s social security taxable wage base, times years of service after July 1, 1989 until September 30, 2016, plus (b) the employee’s frozen accrued benefit, if any, as of June 30, 1989 calculated under the Pension Plan formula in effect at that time. For purposes of calculating the portion of the benefit based on “average salary” in excess of the average wage base, years of service shall not exceed 35. “Average salary” for these purposes means the employee’s salary over the consecutive five-year period in the ten years preceding September 30, 2016 that produces the highest average. An employee becomes vested in his or her plan benefit once the employee completes five years of service with us. In general, benefits are payable after retirement or disability in the form of a 50%, 75% or 100% joint and survivor annuity, life annuity or life annuity with a five- or ten-year term certain. Benefits are also payable in the case of a qualifying early retirement (i.e., 55 years old and 10 years of service), with such benefits reduced based on the employee’s distance from normal retirement age (i.e., 65 years old). In some cases, benefits may also be payable under the Pension Plan in the event of an employee’s death.

Messrs. Jack C. Bendheim, Daniel M. Bendheim and Miller and Ms. Weinstein participate in the Pension Plan. Messrs. Jack C. Bendheim and Miller are currently retirement eligible. Ms. Weinstein currently qualifies for early retirement. Mr. Daniel M. Bendheim does not currently qualify for early retirement or retirement.

Retirement Income Plan

In 1994, we adopted a non-qualified supplemental executive retirement plan as an incentive for certain executives (the “Retirement Income Plan”). The plan provides for (i) a Retirement Income Benefit, (ii) a Survivor’s Income Benefit, and (iii) a Deferred Compensation Benefit (each, as defined therein and described below). A grantor trust has been established to provide the benefits under such plan. Mr. Jack C. Bendheim is the only NEO that participates in the Retirement Income Plan.

The Retirement Income Benefit is determined based upon the participant’s salary, years of service and age at retirement. At present, it is contemplated that a benefit of 1% of Mr. Jack C. Bendheim’s eligible compensation will be accrued each year. The benefit is payable upon Mr. Jack C. Bendheim’s retirement (after age 65 with at least 10 years of service) in monthly installments over a 15-year period to Mr. Jack C. Bendheim or, in the event of his death, to his named beneficiary.

The Survivor’s Income Benefit is payable to the beneficiary of a participant who dies before having retired from the Company. For the Retirement Income Plan’s current participants, including Mr. Jack C. Bendheim, such benefit is equal to each participant’s annualized compensation at the time of death, capped at $1,500,000. At Mr. Jack C. Bendheim’s election, such benefit will be payable in 12 equal monthly installments.

Pursuant to the Deferred Compensation Benefit, a participant may elect each year to defer at least $3,000 but not more than $20,000 of his or her base salary in excess of $150,000. The deferred amount will earn interest at a rate that increases after five and ten years of participation in the Retirement Income Plan. Under certain circumstances, the Company matches the first $3,000 of the deferred amount. Participants may elect whether to have their deferred compensation account balances payable in a lump-sum or in monthly installments for any period between two to 15 years upon a termination of service, with the timing of such elections designed to comply with Section 409A of the Code. Such account balances become immediately payable upon a participant’s death.

As of June 30, 2026, Mr. Jack C. Bendheim has (i) an annual Retirement Income Benefit of $237,574 payable over a 15-year period, (ii) a Survivor’s Income Benefit of $1,500,000 payable in 12 equal monthly installments and (iii) a Deferred Compensation Benefit of $1,609,738.

Executive Income Program

In 1990, we entered into an Executive Income Program to provide a pre-retirement death benefit and a retirement benefit to certain executives. Mr. Jack C. Bendheim is the only NEO who participates in the Executive Income Program, which provides that, upon the executive’s retirement, at or after attaining age 65, we will make retirement payments to the executive during the executive’s life for 10 years or until the executive or the executive’s beneficiaries have received a total of 120 monthly payments. Participants have no claim against us other than as unsecured creditors. We intend to fund the payments using the cash value or the death benefit from the life insurance policies insuring the executive’s life.

Mr. Jack C. Bendheim currently participates in this plan and his annual retirement benefit is $30,000. Each policy also contains additional paid-up insurance and extended term insurance. On the death of the executive prior to the executive’s actual retirement date: (i) the first $1,000,000 of the death benefit is payable to the executive’s spouse or issue; (ii) the excess is payable to us up to the aggregate amount of premiums paid by us; and (iii) any balance is payable to the executive’s spouse or issue.

Retirement Health Care Plan

Under the Retirement Health Care Plan, we provide to Mr. Jack C. Bendheim and certain other persons retirement health care insurance coverage that is supplemental to Medicare benefits. Mr. Jack C. Bendheim is the only NEO who participates in the Retirement Health Care Plan. To be eligible, a person must have (i) been a corporate officer of the Company, reached the age of 65 and been employed by the Company for a minimum of 35 years; or (ii) been a corporate officer and director of the Company, reached the age of 65 and been hired by the Company prior to June 1, 2002; or (iii) been an employee of the Company who retired after reaching a minimum age of 75 as of October 1, 2007 with a minimum of 10 years of service to the Company; provided that in the case of (i) and (ii), such participants shall have eligibility deferred until such participant is no longer eligible for participation in the Company’s health care plan (excluding COBRA (as defined below) eligibility). The Company pays a portion of the premium costs for participants and for a participant’s spouse, during the lifetime of any such participant and for the lifetime of any person who was the spouse of a participant at the time of such participant’s death. No amounts attributable to the Retirement Health Care Plan are included in the foregoing table.

1993 Split Dollar Agreement

In 1993, we entered into a Split Dollar Agreement with David Butler and Gail Bendheim, as trustees under an Indenture of Trust dated August 12, 1993 (the “Trust”). The Split Dollar Agreement provides for the Trust to purchase and own life insurance policies on the life of Mr. Jack C. Bendheim in the aggregate face amount of $5,000,000 (plus additions). The premiums for such insurance are paid in part by the Trust (to the extent of the lesser of the P.S. 58 rates, or the insurers’ current published premium rate for annually renewable term insurance for standard risks) and in part by us (we pay the balance of the premiums not paid by the Trust). Upon the death of Mr. Jack C. Bendheim or upon the cancellation of the policies or the termination of the Split Dollar Agreement, we have the right to be repaid the total amount we advanced toward payment of premiums. To secure our right to be repaid, the Trust has assigned each policy to us as collateral. After repayment of the amount due to us, the remaining cash surrender value or the remaining death benefit is payable to the Trust, the beneficiaries of which are the wife and issue of Mr. Jack C. Bendheim. No amounts attributable to the 1993 Split Dollar Agreement are included in the foregoing table.

2026 Nonqualified Deferred Compensation

The following table shows the executive contributions, company contributions, earnings, withdrawals and distributions and account balances for the Company’s unfunded, unsecured deferred compensation plan, which is a component of the Retirement Income Plan. Mr. Jack C. Bendheim is the only NEO who participates in the deferred compensation plan.

	Executive	Registrant	Aggregate		Aggregate	Aggregate
	Contributions	Contributions	Earnings		Withdrawals/	Balance
	in Last FY	in Last FY	in Last FY		Distributions	at Last FYE
Name	($)	($)	($)		($)	($)
Jack C. Bendheim	$—	$—	$96,008	(1)	$—	$1,609,738	(2)
Daniel M. Bendheim	$—	$—	$—		$—	$—
Glenn David	$—	$—	$—		$—	$—
Larry L. Miller	$—	$—	$—		$—	$—
Judith Weinstein	$—	$—	$—		$—	$—

(1)	Represents the value of aggregate interest accrued on Mr. Jack C. Bendheim’s deferred compensation account for the fiscal year ended June 30, 2026, of which there were no above market or preferential earnings on the nonqualified deferred compensation component of the Retirement Income Plan.
(2)	Represents the total value of Mr. Jack C. Bendheim’s deferred compensation account balance as of the end of the Company’s fiscal year ended June 30, 2026.

Mr. Jack C. Bendheim did not make any contributions to his deferred compensation account during the Company’s fiscal year ended June 30, 2026, and the Company does not provide for above-market or preferential earnings on deferred compensation under the Retirement Income Plan. Mr. Jack C. Bendheim made his last contribution to his deferred compensation account prior to the date that the Company became subject to the reporting requirements set forth under Item 402 of SEC Regulation S-K.

Individual Arrangements

Employment Agreements

We entered into an employment agreement with Mr. Jack C. Bendheim on March 12, 2008, which was amended and restated on March 27, 2014, whereby Mr. Jack C. Bendheim served as Chairman of the Board of Directors, President and, Chief Executive Officer of Phibro. His employment agreement was not amended or updated when Mr. Jack C. Bendheim assumed the role of Executive Chairman, effective July 1, 2026. Pursuant to Mr. Jack C. Bendheim’s employment agreement, his base salary is subject to periodic review and adjustment by Phibro and was set at $2,442,600 for our 2026 fiscal year. Pursuant to Mr. Jack C. Bendheim’s employment agreement, if performance goals pre-established by the Compensation Committee are satisfied, he has a target bonus opportunity of 50% of his base salary. The range of the bonus may be from 50% to 150% of the target bonus based on performance relative to goals as determined by our Compensation Committee. There is zero payout if minimum thresholds are not met. Mr. Jack C. Bendheim receives a bonus of 50% of his base salary if the targets are 100% satisfied. Mr. Jack C. Bendheim’s salary and bonus are subject to adjustment with the approval of the Compensation Committee. Such employment is “at will,” subject to termination by either party, provided that Phibro shall provide 180 days’ written notice prior to terminating Mr. Jack C. Bendheim without “cause” (as defined below). Upon request, Mr. Jack C. Bendheim will be entitled to Phibro’s subscription rights for tickets to a New York sports team. Pursuant to the terms of Mr. Jack C. Bendheim’s employment agreement, he is entitled to the use of two cars at the Company’s expense and the ability to lease additional cars under the Company’s fleet program. For fiscal year 2026, we made payments for his and his family’s legal, accounting and tax planning services, and payments for members of his family for non-full-time employment and consulting arrangements and medical and other insurance coverage up to an aggregate maximum cost of $550,000.

If Mr. Jack C. Bendheim’s employment terminates due to death or disability, his estate shall be entitled to receive the Accrued Benefits (defined as earned but unpaid base salary, reimbursements of previously incurred business expenses and any other payments, benefits, or fringe benefits provided for under applicable compensation arrangements or benefit, equity or fringe benefit plans or programs) and six months of continued base salary payments. Upon a termination due to disability, he shall also be entitled to receive continued health care coverage for one year. Upon a termination without “cause” or voluntarily by Mr. Jack C. Bendheim, he shall be entitled to receive (i) the Accrued Benefits and (ii) subject to his execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants and cooperation clause set forth in his employment agreement, payment by the Company of premiums for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of 18 months, provided that Phibro will not provide such coverage to the extent that it would incur excise taxes under the non-discrimination provisions of Patient Protection and Affordable Care Act of 2010 (“PPACA”). “Cause” is defined as Mr. Jack C. Bendheim’s (i) willful or repeated failure to substantially perform his duties to Phibro (other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment), (ii) material and willful violation of a federal or state law or regulation applicable to the business of Phibro or that adversely affects the image of Phibro, (iii) commission of a willful act that constitutes gross misconduct and is injurious to Phibro, or (iv) willful breach of a material provision of the employment agreement. Mr. Jack C. Bendheim will be required to sign a customary release prior to receiving any benefits in addition to the Accrued Benefits. Mr. Jack C. Bendheim is also bound by customary confidentiality, noncompete, nonsolicitation, nondisparagement, intellectual property and cooperation provisions, which generally apply during employment and thereafter (with the noncompete and nonsolicitation provisions applying during employment and the one-year period thereafter). Mr. Jack C. Bendheim’s employment agreement also includes an arbitration clause for the settlement of all disputes arising therein.

We entered into an employment agreement with Mr. Glenn David in October 2023, whereby Mr. David will serve as our Chief Financial Officer. Pursuant to his employment agreement, for our 2026 fiscal year, Mr. David received a base salary of $702,768, which is subject to periodic review by Phibro, and a bonus opportunity with a target payout of 50% of his base salary and a maximum payout of 75% of his base salary. Pursuant to his employment agreement, Mr. David is entitled to a Company-leased vehicle under the Company’s fleet program or a car allowance of $1,250 per month. Pursuant to the employment agreement with Mr. David, in the event of a termination without “cause” (defined substantially the same as in Mr. Jack C. Bendheim’s employment agreement) or his resignation with “Good Reason,” then (i) in the event the Company decides to continue to enforce some or all of the restrictions set forth in his noncompete and nonsolicitation agreement, the Company will continue to pay (A) 100% of his base salary, and (B) the cost of Mr. David’s medical benefits under COBRA, in each case, for the period of time the Company enforces the restrictive covenants, up to a maximum of one year, and (ii) he would be entitled to a pro rata portion of his bonus. “Good Reason” is defined in Mr. David’s employment agreement as (i) a material adverse change in his duties, responsibilities or authority or compensation (defined as base salary plus target bonus); provided that, Mr. David must notify us and we shall have 30 days to cure such occurrence or (ii) a relocation of his principal place of employment more than 50 miles from Teaneck, New Jersey without his consent. Mr. David will be required to sign a customary release prior to receiving such severance payments. Mr. David is bound by customary confidentiality, noncompete, nonsolicitation and intellectual property provisions, which generally apply during employment and thereafter (with the noncompete and nonsolicitation provisions applying during employment and the one-year period thereafter).

We entered into an employment agreement with Mr. Larry L. Miller in May 2008, amended in December 2009 and December 2011, whereby Mr. Miller currently serves as our Chief Operating Officer. Pursuant to Mr. Miller’s employment agreement, for our 2026 fiscal year, he received a base salary of $751,849, which is subject to periodic review by Phibro, and a target bonus opportunity of 50% of his base salary. Pursuant to his employment agreement, Mr. Miller is entitled to a vehicle paid for by the Company or a car allowance of $1,250 per month. Mr. Miller’s employment agreement provides that in the event of a termination without “cause” (defined substantially the same as in Mr. Jack C. Bendheim’s employment agreement) or his resignation with “Good Reason,” he would be entitled to receive a lump sum payment of 100% of his annual base salary in effect at the time of termination, plus a pro rata portion of his bonus based on actual performance. “Good Reason” is defined in Mr. Miller’s employment agreement as (i) a material adverse change in his duties, responsibilities or authority (including status, office, title, reporting relationships or working conditions), or (ii) a relocation of his principal place of employment more than 50 miles from Ridgefield Park, New Jersey without his consent; provided that, in both cases, Mr. Miller must notify us within 90 days of either such occurrence and we shall have 30 days to cure such occurrence. Mr. Miller will be required to sign a customary release prior to receiving such severance payments. Mr. Miller is bound by customary confidentiality, noncompete, nonsolicitation and intellectual property provisions, which generally apply during employment and thereafter (with the noncompete and nonsolicitation provisions applying during employment and the one-year period thereafter).

We entered into a severance protection agreement with Ms. Weinstein in October 2022. Pursuant to the severance protection agreement, in the event of a termination without “cause” (defined substantially the same as in Mr. Jack C. Bendheim’s employment agreement) or her resignation with “Good Reason,” the Company will pay a lump-sum cash payment equal to the sum of (i) nine months of her then current base salary, (ii) any earned but unpaid bonus for the previous completed fiscal year, (iii) a pro rata portion of her bonus for the current year based on year-to-date results through the most recently completed calendar month, and (iv) nine months’ car allowance. In addition, the Company will pay the premium for the COBRA coverage elected by Ms. Weinstein for herself and her eligible dependents for nine months following the termination date. “Good Reason” is defined in Ms. Weinstein’s severance protection agreement as (x) a material reduction in her compensation or benefits, (y) a material adverse change in her duties, responsibilities or authority, or (z) a relocation of her principal place of employment more than 50 miles from Teaneck, New Jersey without her consent; provided that, in each case, Ms. Weinstein must notify us within 30 days of either such occurrence and we shall have 30 days to cure such occurrence. Ms. Weinstein will be required to sign a customary release prior to receiving such severance payments.

Mr. Daniel M. Bendheim did not have an employment agreement that was in effect during fiscal year 2026. Ms. Weinstein does not have an employment agreement with the Company. During fiscal year 2026, Mr. Daniel M. Bendheim and Ms. Weinstein were bound by customary noncompete, nonsolicitation and intellectual property provisions, which generally apply during employment and thereafter (with the noncompete and nonsolicitation provisions applying during employment and the one-year period thereafter).

We entered into the New CEO Employment Agreement with Mr. Daniel M. Bendheim on June 25, 2026, which agreement became effective on July 1, 2026, whereby Mr. Daniel M. Bendheim will serve as our President and Chief Executive Officer. Pursuant to the New CEO Employment Agreement, Mr. Daniel M. Bendheim will receive a base salary of $850,000, which is subject to periodic review by Phibro, and a bonus opportunity with a target payout of 50% of his base salary. Mr. Daniel M. Bendheim is eligible to receive an annual long-term incentive award of time-vesting RSUs having a target value equal to approximately 50% of his base salary annually. Such employment is “at will,” subject to termination by either party, provided that Phibro shall provide 180 days’ written notice prior to terminating

Mr. Daniel M. Bendheim without “cause” (as defined below). Pursuant to the terms of Mr. Daniel M. Bendheim’s employment agreement, he is entitled to the use of a car at the Company’s expense and the ability to lease additional cars under the Company’s fleet program. If Mr. Daniel M. Bendheim’s employment terminates due to death or disability, his estate shall be entitled to receive the Accrued Benefits (defined as earned but unpaid base salary, reimbursements of previously incurred business expenses and any other payments, benefits, or fringe benefits provided for under applicable compensation arrangements or benefit, equity or fringe benefit plans or programs) and six months of continued base salary payments. Upon a termination due to disability, he shall also be entitled to receive continued health and life insurance benefits for one year. Upon a termination without “cause” or voluntarily by Mr. Daniel M. Bendheim, he shall be entitled to receive (i) the Accrued Benefits and (ii) subject to his execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants and cooperation clause set forth in the New CEO Employment Agreement, payment by the Company of premiums for continuation coverage pursuant to COBRA for a period of 18 months, provided that Phibro will not provide such coverage to the extent that it would incur excise taxes under the non-discrimination provisions of PPACA. “Cause” is defined as Mr. Daniel M. Bendheim’s (i) willful or repeated failure to substantially perform his duties to Phibro (other than a failure resulting from complete or partial incapacity due to physical or mental illness or impairment), (ii) material and willful violation of a federal or state law or regulation applicable to the business of Phibro or that adversely affects the image of Phibro, (iii) commission of a willful act that constitutes gross misconduct and is injurious to Phibro, (iv) violation of Phibro’s Business Conduct and Ethics, or (v) willful breach of a material provision of the New CEO Employment Agreement. Mr. Daniel M. Bendheim is also bound by customary confidentiality, noncompete, nonsolicitation, nondisparagement, intellectual property and cooperation provisions, which generally apply during employment and thereafter (with the noncompete and nonsolicitation provisions applying during employment and the one-year period thereafter).

Treatment of Equity Awards and Long-Term Cash Awards Upon Termination or a Change in Control

Each award agreement held by our NEOs at the end of fiscal year 2026 provides for accelerated vesting upon certain termination events, including enhanced benefits in connection with a change in control (as defined in the Equity Incentive Plan).

The equity awards outstanding at the end of fiscal year 2026 (other than the RSUs granted in August 2025 (the “2025 RSUs”)) generally provide that upon the NEO’s termination by the Company without cause or upon the resignation of the NEO for Good Reason (each, as defined in NEO’s employment agreement), in each case, subject to the NEO’s timely execution of a release of claims, any time-vesting RSUs will become fully vested upon the date of such termination and any performance-vesting RSUs will vest based on the 90-day average of the Company’s stock price ending on a date selected by the NEO during the period beginning on the date of the NEO’s termination and ending on the first to occur of (x) five years from the date of grant of the award agreement (or for Mr. Miller’s award, June 30, 2027), (y) the first anniversary of the termination date and (z) March 15 of the year following the date the termination.

For awards outstanding at the end of fiscal year 2026 (other than the 2025 RSUs), in the event of a change in control of the Company, following which (i) 100% of the Company’s shares of stock cease to be traded on a nationally recognized stock exchange and the Company is no longer listed on any such exchange, or (ii) a termination by the Company without cause or by the NEO for Good Reason occurs within 12 months of the change in control, all unvested RSUs will immediately vest in full.

The 2025 RSUs will immediately vest in full in the event the NEO’s employment is terminated due to death or disability. In the event the 2025 RSUs are converted, assumed, substituted, continued, or replaced by a successor or surviving corporation in connection with a change in control, such 2025 RSUs will continue to vest pursuant to the terms of the applicable award agreement; provided, however, that all unvested 2025 RSUs will immediately vest upon the NEO’s termination without cause or resignation of the NEO for Good Reason (as defined in the applicable award agreement) during the 12-month period following such change in control, subject to the NEO’s execution and non-revocation of a general release of claims and continued compliance with all restrictive covenants. In the event that the 2025 RSUs are not converted, assumed, substituted, continued or replaced by a successor or surviving corporation in connection with a change in control, then immediately prior to the effective date of such change in control, such 2025 RSUs will vest in full, subject to the NEO’s execution and non-revocation of a general release of claims, continued

compliance with all restrictive covenants, and continued service as an employee through the consummation of such change in control.

Under Mr. Miller’s LTIP Award, upon his termination by the Company without cause or upon his resignation for Good Reason (as defined in Mr. Miller’s employment agreement), all remaining payments not previously paid under his LTIP Award shall be paid, subject to his execution and non-revocation of a general release of claims in favor of the Company.

For information regarding the equity awards granted to our NEOs following fiscal year 2026, see “Actions Taken in Fiscal Year 2027 — Equity Grants” above.

Potential Payments upon Termination or a Change in Control

The following table estimates the dollar value of the additional payments and benefits the NEOs would have been entitled to receive under the applicable plans and/or arrangements, assuming the triggering event occurred on June 30, 2026.

		Termination for				Termination in	Change in
		Good Reason /				Connection with	Control (absent
		Without Cause	Death	Disability	Retirement	a Change in	a Qualifying
Name	Type of Payment	($)(1)	($)	($)	($)	Control ($)(2)	Termination) ($)(3)
Jack C. Bendheim	Cash Severance(4)	$—	$1,221,300	$1,221,300	$—	$—	$—
	Healthcare Coverage(5)	$33,639	$—	$22,426	$—	$33,639	$—
	Pension/Benefits(6)	$—	$—	$—	$3,519,519	$—	$—
	Equity Incentives(7)	$—	$528,776	$528,776	$—	$528,776	$—
	Total	$33,639	$1,750,076	$1,772,502	$3,519,519	$562,415	$—
Daniel M. Bendheim	Pension/Benefits(8)	$—	$—	$—	$428,320	$—	$—
	Equity Incentives(7)	$—	$124,470	$124,470	$0	$124,470	$—
	Total	$—	$124,470	$124,470	$428,320	$124,470	$—
Glenn David	Cash Severance(9)	$1,159,568	$—	$—	$—	$1,159,568	$—
	Healthcare Coverage(10)	$19,034	$—	$—	$—	$19,034	$—
	Equity Incentives(11)	$5,858,815	$152,133	$152,133	$—	$7,688,133	$7,688,133
	Total	$7,037,417	$152,133	$152,133	$—	$8,866,735	$7,688,133
Larry L. Miller	Cash Severance(12)	$1,240,550	$—	$—	$—	$1,240,550	$—
	Pension/Benefits(13)	$—	$—	$—	$306,511	$—	$—
	Equity Incentives(14)	$6,065,629	$162,778	$162,778	$—	$9,582,778	$9,582,778
	Long-Term Cash(15)	$1,062,500	$—	$—	$—	$1,062,500	$—
	Total	$8,368,679	$162,778	$162,778	$306,511	$11,885,828	$9,582,778
Judith Weinstein	Cash Severance(16)	$711,700	$—	$—	$—	$711,700	$—
	Healthcare Coverage(17)	$24,680	$—	$—	$—	$24,680	$—
	Pension/Benefits(18)	$—	$—	$—	$197,358	$—	$—
	Equity Incentives(7)	$—	$108,236	$108,236	$—	$108,236	$—
	Total	$736,380	$108,236	$108,236	$197,358	$844,616	$—
(1)	Amounts reported in this column for Mr. Jack C. Bendheim reflect his voluntary resignation.
(2)	Amounts reported in this column include: (x) for equity awards other than the 2025 RSUs, amount paid upon a termination for Good Reason (as defined in the applicable award agreement) or without cause that occurs in the 12-month period following a change in control (excluding a Take-Private Transaction (as defined below)) and (y) for the 2025 RSUs, amounts paid upon (i) the NEO’s termination without cause or for Good Reason (as defined in the applicable award agreement) during the 12-month period following a change in control, or (ii) a change in control in the event that the 2025 RSUs are not converted, assumed, substituted, continued or replaced by a successor or surviving corporation in connection with the change in control.
(3)	Amounts reported in this column reflect payments made upon a change in control, where in connection with the change in control, 100% of the Company’s shares of stock cease to be traded on a nationally recognized stock exchange and the Company is no longer listed on any such exchange (a “Take-Private Transaction”).
(4)	Upon termination due to death or disability, Mr. Jack C. Bendheim is entitled to receive six months continued base salary.

(5)	Upon voluntary resignation or termination without cause, Mr. Jack C. Bendheim is entitled to receive COBRA continuation coverage for a period of 18 months. Upon termination due to disability, Mr. Jack C. Bendheim is entitled to continue to receive his health and life insurance benefits then in effect under the Company’s plans for a period of one year.
(6)	Upon a termination due to retirement, Mr. Jack C. Bendheim would receive the “Present Value of Accumulated Benefit” as set forth in the 2026 Pension Benefits Table.
(7)	These values reflect the number of RSUs granted to the NEO on August 15, 2025, calculated based on the closing price of the Company’s common stock on June 30, 2026 (i.e., $31.40), the last trading day of fiscal year 2026.
(8)	Upon a termination due to retirement, Mr. Daniel M. Bendheim would receive the “Present Value of Accumulated Benefit” as set forth in the 2026 Pension Benefits Table.
(9)	Upon a termination for Good Reason or without cause, Mr. David is entitled to receive (i) in the event the Company decides to enforce some or all of the restrictions set forth in his noncompete and nonsolicitation agreement, up to one year of base salary, and (ii) a pro-rated portion of his annual bonus for the year of termination subject to year-to-date results through the most recently completed calendar month. The amount reported reflects one year of base salary and the annual bonus earned by Mr. David in respect of fiscal year 2026, as reported in the “Non-Equity Incentive Plan Compensation” column of the 2026 Summary Compensation Table.
(10)	Upon a termination for Good Reason or without cause, and the Company wishes to hold Mr. David to some or all of the one year non-compete restrictions set forth in his noncompetition and nonsolicitation agreement, the Company will continue to pay the costs of Mr. David’s medical benefits under COBRA up to a maximum of one year. The amount reported reflects one year of COBRA continuation coverage.
(11)	Upon Mr. David’s termination for Good Reason or without cause, and subject to the execution and non-revocation of a general release, all 90,000 of his remaining unvested time-vesting RSUs shall become fully vested as of the effective date of termination, and all 150,000 of his performance-vesting RSUs will vest based on the 90-Day Average of the Company’s stock price ending on a date selected by Mr. David during the period beginning on the date of the qualifying termination and ending on the first to occur of (x) five years from the grant date, (y) the first anniversary of the qualifying termination and (z) March 15 of the year following the date of the qualifying termination. None of the performance-vesting RSUs will vest if the 90-Day Average is below $20, and the maximum vesting percentage for the performance-vesting RSUs is 100% for achievement of a 90-Day Average of $60 or above. The amount reported in the “Equity Incentives” row upon termination for Good Reason or without cause includes the value of (x) 90,000 of Mr. David’s time-vesting RSUs, and (y) 64.39% of his performance-vesting RSUs (which is the portion that would have vested assuming that June 30, 2026 had been selected as the end of the 90-day period following Mr. David’s qualifying termination for the purposes of the calculations). In the event of a change in control, (i) which is a Take-Private Transaction or (ii) which is not a Take-Private Transaction following which a termination for Good Reason or without cause occurs in the 12-month period following such change in control, all of Mr. David’s unvested RSUs will immediately vest in full. Reflects also the number of RSUs granted to the NEO on August 15, 2025, calculated based on the closing price of the Company’s common stock on June 30, 2026 (i.e., $31.40), the last trading day of fiscal year 2026.
(12)	Upon a termination for Good Reason or without cause, Mr. Miller is entitled to receive one year of base salary and a pro-rated portion of his annual bonus for the year of termination subject to year-to-date results through the most recently completed calendar month. The amount reported in the “Cash Severance” row includes the annual bonus earned by Mr. Miller in respect of fiscal year 2026, as reported in the “Non-Equity Incentive Plan Compensation” column of the 2026 Summary Compensation Table.
(13)	Upon a termination due to retirement, Mr. Miller would receive the “Present Value of Accumulated Benefit” as set forth in the 2026 Pension Benefits Table.

(14)	Upon Mr. Miller’s termination for Good Reason or without cause, and subject to the execution and non-revocation of a general release, all 5,184 of his remaining unvested time-vesting RSUs shall become fully vested of the effective date of termination, and all 300,000 of his performance-vesting RSUs will vest based on the 90-Day Average of the Company’s stock price ending on a date selected by Mr. Miller during the period beginning on the date of the qualifying termination and ending on the first to occur of (x) June 30, 2027, (y) the first anniversary of the qualifying termination and (z) March 15 of the year following the date of the qualifying termination. None of the performance-vesting RSUs will vest if the 90-Day Average is below $20, and the maximum vesting percentage for the performance-vesting RSUs is 100% for achievement of a 90-Day Average of $60 or above. The amount reported in the “Equity Incentives” row upon termination for Good Reason or without cause includes the value of 64.39% of Mr. Miller’s performance-vesting RSUs (which is the portion that would have vested assuming that June 30, 2026 had been selected as the end of the 90-day period following Mr. Miller’s qualifying termination for the purposes of the calculations). In the event of a change in control, (i) which is a Take-Private Transaction or (ii) which is not a Take-Private Transaction following which a termination for Good Reason or without cause occurs in the 12-month period following such change in control, all of Mr. Miller’s unvested RSUs will immediately vest in full. Reflects also the number of RSUs granted to the NEO on August 15, 2025, calculated based on the closing price of the Company’s common stock on June 30, 2026 (i.e., $31.40), the last trading day of fiscal year 2026.
(15)	Under the terms of his LTIP Award, Mr. Miller is eligible to receive a retention cash award equal to $4.25 million, to be paid in four substantially equal installments, subject to Mr. Miller’s continued employment on each of the first four anniversaries beginning on June 30, 2024. Upon a termination for Good Reason or without cause, any portion of such LTIP Award not yet paid prior to such qualifying termination will be paid on the first payroll date that is 30 days following such termination, subject to Mr. Miller’s execution and non-revocation of a general release of claims. The first, second, and third installments in the amount of $1,062,500 each, were paid to Mr. Miller on September 16, 2024, September 11, 2025, and September 11, 2026, respectively.
(16)	Upon a termination for Good Reason or without cause, Ms. Weinstein is entitled to receive a lump-sum cash payment equal to the sum of (i) nine months of her then current base salary, (ii) any earned but unpaid bonus for the previous completed fiscal year, (iii) a pro rata portion of her bonus for the current year based on year-to-date results through the most recently completed calendar month, and (iv) nine months’ car allowance.
(17)	Upon a termination for Good Reason or without cause, the Company will continue to pay the costs of Ms. Weinstein’s medical benefits under COBRA up to a maximum of nine (9) months.
(18)	Upon a termination due to retirement, Ms. Weinstein would receive the “Present Value of Accumulated Benefit” as set forth in the 2026 Pension Benefits Table.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Jack C. Bendheim, our Chairman, President and Chief Executive Officer during our fiscal year ended June 30, 2026. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

We identified the median employee as of June 30, 2026. For purposes of identifying the median employee, we determined that, as of the fiscal year ended June 30, 2026, our employee population consisted of approximately 2,605 employees. We considered annualized base salary for all full and part-time employees employed as of June 30, 2026. We selected base pay as it represents the principal form of compensation delivered to all of our employees.

For our fiscal year ended June 30, 2026,

●	We identified the median of all employees (other than our Chief Executive Officer);
●	The annual total compensation of the median employee was $71,100;
●	The annual total compensation of our Chief Executive Officer was $5,229,898; and
●	The estimated ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 74 to 1.

We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Pay Versus Performance

The following tables and related information provide additional compensation information regarding our NEOs for the fiscal years presented.

					Value of initial
					$100 Investment
			Average		Based on:
			Summary	Average				Company -
	Summary		Compensation	Compensation		Peer Group		Selected
	Compensation	Compensation	Table Total	Actually Paid	Total	Total	Net	Measure:
	Table Total	Actually Paid	for Non-PEO	to Non-PEO	Shareholder	Shareholder	Income	Adjusted EBITDA
Fiscal Year	for PEO(1)	to PEO(1)(2)(6)(7)	NEOs(1)	NEOs(1)(2)(6)	Return(3)	Return(3)	(in thousands)(4)	(in thousands)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2026	$5,229,898	$5,203,165	$1,482,405	$2,473,274	$123	$136	$99,720	$254,971
2025	$5,284,122	$5,116,035	$1,466,798	$2,784,862	$111	$99	$48,264	$183,684
2024	$4,753,878	$3,962,890	$1,319,120	$1,444,508	$72	$97	$2,416	$111,237
2023	$2,938,899	$2,895,188	$630,057	$627,456	$56	$98	$32,606	$112,753
2022	$3,609,499	$3,564,829	$803,846	$803,846	$76	$100	$49,175	$111,083

(1)	In all years shown, Mr. Jack C. Bendheim was our Principal Executive Officer (“PEO”). The names of the non-Principal Executive Officer NEOs of the Company (each, a “Non-PEO NEO”) reflected in these columns for each applicable fiscal year are as follows:
●	Fiscal year 2026: Glenn David, Larry Miller, Daniel M. Bendheim and Judith Weinstein;
●	Fiscal year 2025: Glenn David, Larry Miller, Daniel M. Bendheim and Judith Weinstein;
●	Fiscal year 2024: Glenn David, Richard Johnson, Damian Finio, Larry Miller, Rob Aukerman and Daniel M. Bendheim;
●	Fiscal year 2023: Damian Finio, Larry Miller, Rob Aukerman and Daniel M. Bendheim; and
●	Fiscal year 2022: Damian Finio, Larry Miller, Rob Aukerman and Daniel M. Bendheim.
(2)

In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant. In calculating the ‘compensation actually paid’ amounts reflected in these columns, the adjustments made to the pension benefit values were computed in accordance with U.S. GAAP.

(3)

Total Shareholder Return (“TSR”) is cumulative for the measurement periods beginning on June 30, 2022 and ended on June 30, 2026, 2025, 2024 and 2023, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The Peer Group represents the S&P 500 Pharmaceuticals Index, which is used by the Company for purposes of compliance with Item 201(e) of Regulation S-K, and assumes dividends, if any, were reinvested from the market close on June 30, 2022 through and including the end of the fiscal year for each year reported in the table.

(4)	Represents the amount of the net income reflected in the Company’s audited GAAP financial statements for each applicable fiscal year.
(5)

We have selected Adjusted EBITDA, a non-GAAP measure, as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link ‘compensation actually paid’ to our NEOs to company performance for fiscal year 2026. For a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, please see our earnings release for the fourth fiscal quarter and full fiscal year ended June 30, 2026 furnished as exhibit 99.1 to the Company’s Current Report on Form 8 K filed with the SEC on August 26, 2026.

(6)

The values in this column reflect each of the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for the applicable fiscal year, computed in accordance with Item 402(v) of Regulation S-K:

i.	The tables below reflect certain adjustments to the ‘compensation actually paid’ to the PEO and the average amount of ‘compensation actually paid’ to the Non-PEO NEOs for each of the fiscal years presented. There were no actuarially determined service costs for services rendered by the PEO or Non-PEO NEOs during the covered fiscal year.
a.	No adjustments to the amount of ‘compensation actually paid’ to the PEO were required for the following categories: (i) the cost of benefits granted in an amendment or initiation during the covered fiscal year attributed to services rendered prior to the amendment or initiation; (ii) the change in fair value of awards granted in prior years that are outstanding and unvested (from prior year-end to year-end); (iii) the change in the fair value of awards granted in prior years that vested in the covered fiscal year (from prior year-end to vesting date); (iv) the vesting date fair value of awards granted in the covered fiscal year that vested in that year; (v) the prior year-end fair value of awards granted in prior years that failed to vest in the covered fiscal year; and (vi) the dollar value of dividends, dividend equivalents or other earnings paid on stock & option awards in the covered fiscal year prior to vesting (not reflected in the fair value of such award or included in total compensation for that year).
b.	No adjustments to the average amount of ‘compensation actually paid’ to the Non-PEO NEOs were required for the following categories: (i) the cost of benefits granted in an amendment or initiation during the covered fiscal year attributed to services rendered prior to the amendment or initiation; (ii) the vesting date fair value of awards granted in the covered fiscal year that vested in that year; (iii) the prior year-end fair value of awards granted in prior years that failed to vest in the covered fiscal year; and (iv) the dollar value of dividends, dividend equivalents or other earnings paid on stock & option awards in the covered fiscal year prior to vesting (not reflected in the fair value of such award or included in total compensation for that year).

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Year	Year	Year	Year	Year
PEO	2026	2025	2024	2023	2022
Total Compensation Reported in the Summary Compensation Table	$5,229,898	$5,284,122	$4,753,878	$2,938,899	$3,609,499
Less: the Change in Actuarial Present Value of Benefit Reported in the Summary Compensation Table for the Fiscal Year	$(117,108)	$(168,087)	$(790,988)	$(43,711)	$(44,670)
Less: Grant Date Fair Value of Stock & Option Awards Reported in the Summary Compensation Table	$(424,255)	$—	$—	$—	$—
Plus: Year-End Fair Value of Awards Granted in the Covered Fiscal Year that are Outstanding and Unvested	$514,630	$—	$—	$—	$—
Total Adjustments	$(26,733)	$(168,087)	$(790,988)	$(43,711)	$(44,670)

Compensation Actually Paid for the Covered Fiscal Year	$5,203,165	$5,116,035	$3,962,890	$2,895,188	$3,564,829

	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Year	Year	Year	Year	Year
Non-PEO NEOs	2026	2025	2024	2023	2022
Total Compensation Reported in the Summary Compensation Table	$1,482,405	$1,466,798	$1,319,120	$630,057	$803,846
Less: the Change in Actuarial Present Value of Benefit Reported in the Summary Compensation Table for the Fiscal Year	$(9,124)	$(4,679)	$(54)	$(2,601)	$—
Less: Grant Date Fair Value of Stock Awards Reported in the Summary Compensation Table for the Fiscal Year	$(109,842)	$—	$(543,833)	$—	$—
Plus: Year-End Fair Value of Awards Granted in the Covered Fiscal Year that are Outstanding and Unvested	$133,242	$—	$669,275	$—	$—
Plus: Change in Fair Value of Awards Granted in Prior Years that are Outstanding and Unvested (From Prior Year-End to Year-End)	$770,338	$1,259,450	$—	$—	$—
Plus: Change in Fair Value of Awards Granted in Prior Years that Vested in the Covered Fiscal Year (From Prior Year-End to Vesting Date)	$206,255	$63,293	$—	$—	$—
Total Adjustments	$990,869	$1,318,064	$125,388	$(2,601)	$—

Compensation Actually Paid for the Covered Fiscal Year	$2,473,274	$2,784,862	$1,444,508	$627,456	$803,846

(7)	Mr. Jack C. Bendheim elected to forgo his earned incentive award of $221,325 for the fiscal year ended June 30, 2023.

Pay versus Performance Comparative Disclosure

In accordance with Item 402(v)(5) of Regulation S-K, the Company is providing the following descriptions of the relationships between the information presented in the table above. The graphs below show (1) the relationship of ‘compensation actually paid’ to our PEO and the average amount of ‘compensation actually paid’ to the non-PEO NEOs versus our (i) cumulative TSR, (ii) our net income, and (iii) our Adjusted EBITDA, and (2) and the relationship between our TSR and our Peer Group TSR, in each case, for the fiscal years presented.

Pay versus Performance Tabular List

The following table lists our most important performance measures used by us to link ‘compensation actually paid’ to our NEOs to Company performance for fiscal year 2026. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures
Adjusted EBITDA
Free Cash Flow
Net Sales

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreements

We are party to a registration rights agreement with BFI (the “BFI Registration Rights Agreement”). The BFI Registration Rights Agreement grants BFI and certain of its transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock, including shares of Class A common stock received upon conversion of shares of Class B common stock.

Demand Registration. At any time we are eligible to use Form S-3, BFI has the ability to require us to register shares of Class A common stock under the Securities Act and if we do not have an effective registration statement on Form S-3, BFI has the ability to require us to register shares of Class A common stock under the Securities Act as long as the anticipated aggregate offering price is at least $10,000,000.

Piggyback Rights. BFI has the ability to exercise certain piggyback registration rights in respect of shares of Class A common stock held by it in connection with registered offerings initiated by us.

Employment Arrangements

Certain relatives of Jack C. Bendheim provided services to us as employees or consultants and received aggregate compensation and benefits of $2.6 million for the fiscal year ended June 30, 2026. The amounts primarily included compensation and benefits for Daniel M. Bendheim, our current President and Chief Executive Officer; Jonathan Bendheim, our current Executive Vice President, Talent, Technology and Business Development (previously Senior Vice President, Global Technology and Talent); and Dr. Zev Jacobson, Human Pharma Liaison.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

Our policy with respect to the sale, lease or purchase of assets or property of any related party is that such transaction should be on terms that are no less favorable to us or our subsidiary, as the case may be, than those that could reasonably be obtainable at such time in a comparable arm’s length transaction from an unrelated third party. Our senior credit facility includes a similar restriction on us and our restricted subsidiaries with respect to the sale, purchase, exchange or lease of assets, property or services, subject to certain limitations as to the applicability thereof.

We have adopted written policies and procedures whereby our Audit Committee is responsible for reviewing and approving related party transactions and reviewing and investigating any potential conflicts of interest. In addition, our Code of Ethics and Code of Business Conduct require that all of our employees and directors inform the Company of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer must complete a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management Phibro’s audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB and the SEC. In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations and the overall quality of Phibro’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Phibro’s Board of Directors that Phibro’s audited consolidated financial statements be included in Phibro’s Annual Report on Form 10-K for the fiscal year ended June 30, 2026.

AUDIT COMMITTEE

E. Thomas Corcoran, Chair
Sam Gejdenson
Carol A. Wrenn

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of Phibro under the Securities Act or the Exchange Act, except to the extent that Phibro specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information about the beneficial ownership of our Class A common stock and Class B common stock, as of September 7, 2026 by:

●	each person known by us to beneficially own 5% or more of our outstanding Class A common stock or our outstanding Class B common stock;
●	each of our directors and NEOs; and
●	all of our directors and executive officers as a group.

The numbers listed below are based on 21,105,569 shares of our Class A common stock outstanding as of September 7, 2026 and 19,496,034 shares of our Class B common stock outstanding as of September 7, 2026. The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Number of shares				Percentage	Percentage
	beneficially owned		Percentage of class owned		total equity	total voting
Name and Address of Beneficial Owner(1)	Class A	Class B	Class A	Class B	interest(2)	power(3)
5% Stockholders:
BFI Co., LLC(4)	56,152	19,496,034	*	100%	48.2%	90.3%
BlackRock, Inc.(5)	3,195,124	—	15.2%	—	7.9%	1.5%
FMR LLC(6)	3,160,281	—	15.0%	—	7.8%	1.5%
Millennium Management LLC(7)	1,064,608	—	5.0%	—	2.6%	*
Vanguard Capital Management LLC(8)	1,043,822	—	5.0%	—	2.6%	*
Named Executive Officers and Directors:(9)
Jack C. Bendheim(4)(10)	59,462	19,496,034	*	100%	48.2%	90.3%
Daniel M. Bendheim	835	—	*	—	*	*
Glenn David	48,247	—	*	—	*	*
Larry L. Miller	31,093	—	*	—	*	*
Judith Weinstein	677	—	*	—	*	*
Jonathan Bendheim	1,089	—	—	—	—	—
Alejandro Bernal	—	—	—	—	—	—
E. Thomas Corcoran	41,459	—	*	—	*	*
Sam Gejdenson	—	—	—	—	—	—
Mary Lou Malanoski	—	—	—	—	—	—
Carol A. Wrenn	1,000	—	*	—	*	*
Executive Officers and Directors as a Group (13 persons)	183,863	19,496,034	*	100%	48.5%	90.3%
*	Indicates less than 1%
(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 of the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares:
●	voting power that includes the power to vote, or to direct the voting of, such security; and/or
●	investment power that includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on September 7, 2026, or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.
(2)	Percentage total equity interest represents equity interests with respect to all shares of our Class A common stock and Class B common stock combined together as a single class. Holders of Class A common stock and Class B common stock are entitled to receive equally, on a per share basis, any dividends or distributions that may be declared by the Board of Directors on our shares of common stock. Any disparate dividend or distribution per share of Class A common stock or Class B common stock may only be declared by the Board of Directors if such disparate dividend or distribution is approved in advance by the affirmative vote of the Class A common stock and Class B common stock, each voting separately as a class.
(3)	Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis upon written notice to the transfer agent.
(4)	Mr. Jack C. Bendheim has sole authority to vote shares of our stock owned by BFI and, together with certain other family members, is the manager of BFI with respect to the economic rights pertaining to shares of our stock owned by BFI. The address of BFI is c/o Jack C. Bendheim, Class A Manager, Phibro Animal Health Corporation, Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666. The address of Mr. Bendheim is c/o Phibro Animal Health Corporation, Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666.
(5)	Based solely on a Schedule 13G/A filed with the SEC on April 28, 2025, by BlackRock, Inc. BlackRock, Inc. maintains sole voting power for 3,159,906 of the shares reported and sole dispositive power for 3,195,124 of the shares reported. The number of shares of Class A common stock held by BlackRock Inc. may have changed since the filing of the Schedule 13G/A. BlackRock, Inc. lists its address as 50 Hudson Yards, New York, NY 10001.
(6)	Based solely on a Schedule 13G/A filed with the SEC on August 6, 2026, by FMR LLC and Abigail P. Johnson. FMR LLC maintains sole voting power for 3,159,853 of the shares reported and sole dispositive power for 3,160,280.92 of the shares reported. Abigail P. Johnson maintains sole voting power for none of the shares reported and sole dispositive power for 3,160,280.92 of the shares reported. The number of shares of Class A common stock held by FMR LLC and Abigail P. Johnson may have changed since the filing of the Schedule 13G/A. FMR LLC lists its address as 245 Summer Street, Boston, MA 02210.
(7)	Based solely on a Schedule 13G filed with the SEC on July 30, 2026, by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander. Each of Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander maintains sole voting power and sole dispositive power for none of the shares reported, and shared voting and shared dispositive power for 1,064,608 of the shares reported. The number of shares of Class A common stock held by Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander may have changed since the filing of the Schedule 13G. Each of the reporting persons lists its address as 399 Park Avenue, New York, NY 10022.
(8)	Based solely on a Schedule 13G filed with the SEC on April 30, 2026, by Vanguard Capital Management LLC reflecting securities beneficially owned, or deemed to be beneficially owned, by Vanguard Capital Management LLC and the following affiliates or business divisions of such affiliates: Vanguard Asset Management Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisers, LLC and Vanguard Investments Australia Ltd. Vanguard Capital Management LLC maintains sole voting power for 152,539 of the shares reported and sole dispositive power for 1,043,822 of the shares reported. Vanguard Capital Management LLC maintains shared voting and shared dispositive power for none of the shares reported. The number of shares of Class A common stock held by The Vanguard Capital Management LLC may have changed since the filing of the Schedule 13G. Vanguard Capital Management LLC lists its address as 100 Vanguard Blvd., Malvern, PA 19355.
(9)	The address of each of our Named Executive Officers and directors is c/o Phibro Animal Health Corporation, Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666.
(10)	Includes 56,152 shares of Class A common stock held by BFI and 19,496,034 shares of Class B common stock held by BFI.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2026, with respect to the shares of our Class A common stock that may be issued under our Equity Incentive Plan, the only equity incentive plan in effect as of June 30, 2026.

Number of securities
	to be issued upon	Weighted-average	Number of securities remaining
	exercise	exercise price of	available for future issuance under
	of outstanding options,	outstanding options,	equity compensation plans
Plan Category	warrants and rights	warrants and rights	(excluding securities reflected in column (a))
Equity compensation plans approved by security holders	649,675	—	4,370,837
Equity compensation plans not approved by security holders	—	—	—
Total	649,675	—	4,370,837

STOCKHOLDERS PROPOSALS OR NOMINATIONS TO BE PRESENTED AT

NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2027 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our Corporate Secretary at our principal executive offices no later than the close of business on May 24, 2027, which is the date that is 120 days before the one-year anniversary of the first mailing of this proxy statement.

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal, including a nomination of a person for election to the Board of Directors, before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is a proper matter for stockholder action under Delaware law and must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder who (i) is a stockholder of record of Phibro (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner is the beneficial owner of shares of Phibro) both at the time such stockholder delivers such notice to our Corporate Secretary and on the record date for the determination of stockholders entitled to vote at the annual meeting of stockholders, (ii) is entitled to vote at the meeting, and (iii) complies with the notice procedures set forth in our amended and restated bylaws. The relevant notice provisions in our amended and restated bylaws states that to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing and in the form prescribed by our amended and restated bylaws to our Corporate Secretary at the principal executive offices of Phibro. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of Phibro, not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting, which for purposes of the 2027 annual meeting shall be August 5, 2027, nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting, which for purposes of the 2027 annual meeting shall be July 6, 2027.

In the event that we hold our 2027 Annual Meeting of Stockholders more than 30 days before or more than 70 days after the one-year anniversary of the Annual Meeting, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by us.

OTHER MATTERS

2026 Annual Report and SEC Filings

Our consolidated financial statements for our fiscal year ended June 30, 2026, are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Phibro Animal Health Corporation, Attention: Investor Relations, Glenpointe Centre East, 3rd Floor, 300 Frank W. Burr Blvd., Suite 21, Teaneck, NJ 07666.

*  *  *

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Teaneck, New Jersey
September 18, 2026

ANNUAL MEETING OF STOCKHOLDERS OF PHIBRO ANIMAL HEALTH CORPORATION November 3, 2026 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card, and Annual Report are available at www.eqproxyportal.com/18918/annual Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Class I Directors: O Daniel M. Bendheim O Jonathan Bendheim O Sam Gejdenson 2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027. In their discretion, the proxies are authorized to vote upon such other busi-ness as may properly come before the Annual Meeting. This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. If no direction is made, a proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposal 2. TO INCLUDE ANY COMMENTS, WRITE THEM BELOW. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1, AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20330000000000001000 8 110326 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reduc-ing costs, clutter and paper waste. Enroll today at equiniti.com/us/ast-access. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

1 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 PHIBRO ANIMAL HEALTH CORPORATION Proxy Solicited on behalf of the Board of Directors for Annual Meeting of Stockholders The undersigned hereby appoint(s) Judith A. Weinstein and Patrick Rodriguez, or any one of them, attorney with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the share of the undersigned in Phibro Animal Health Corporation as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its stockhold-ers to be held on November 3, 2026, and at any adjournment thereof, and in their or his/her discretion upon any other matter which may properly come before said meeting. If no spec-ification is made with respect to any matter, all shares of stock covered by this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, and “FOR” Proposal 2. (Continued and to be signed on the reverse side) 1.1